Exhibit 4.5

AGREEMENT AND PLAN OF MERGER

dated as of March 11, 2015

by and among

Nova Measuring Instruments Ltd., as Parent

ReVera Incorporated, as the Company

Neptune Acquisition Inc., as Merger Sub

and

the Representative

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2015 (this “Agreement”), is by and among Nova Measuring Instruments Ltd., an Israeli public company (“Parent”), ReVera Incorporated, a Delaware corporation (the “Company”), Neptune Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Representative.  Certain capitalized terms used herein have the meanings assigned to them in Section 8.1.

BACKGROUND

The board of directors of each of Parent, Merger Sub and the Company have determined that the Merger would be fair to, advisable and in the best interests of their respective stockholders, and, subject to the terms and conditions set forth herein, and, in furtherance thereof, have unanimously approved this Agreement, the Merger and the other Transactions and the board of directors of the Company has unanimously resolved to recommend adoption and approval of this Agreement by the holders of Company Capital Stock in accordance with the Charter, Section 251 and Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and, as applicable, Section 1201 and Section 603 of the General Corporation Law of the State of California (“CGCL”).

Immediately after the execution and delivery of this Agreement, the Company will use its commercially reasonable efforts to obtain and deliver to Parent promptly following the execution and delivery of this Agreement (A) (i) an executed written consent in the form of Exhibit A (the “Stockholders’ Written Consent”) and (ii) an executed Agreement and General Release (Stockholders) in the form attached hereto as Exhibit H, in each case, of the holders of the Company Capital Stock necessary to effect the Required Vote for adopting this Agreement and approving the terms of the Merger and (B) an executed Agreement and General Release (Directors and Officers) in the form attached hereto as Exhibit I of the directors and officers of the Company.

Nova Measuring Instruments Inc. (a wholly owned subsidiary of Parent), as sole stockholder of Merger Sub, has adopted this Agreement and approved the terms of the Merger.

A portion of the Merger Consideration (i) will be placed in escrow by Parent, as partial security for the indemnification obligations of the Indemnifying Securityholders hereunder and (ii) at the direction of the Company pursuant to Section 7.9(f) will be placed in the  Representative Expense Fund, to be used by the Representative for the purposes of paying directly, or reimbursing the Representative for, any third party expenses of the Representative acting on behalf of the Indemnifying Securityholders pursuant to this Agreement and the Escrow Agreement.

In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) the holders of Company Capital Stock and/or Company Options to be exercised immediately prior to, and contingent on, Closing in accordance herewith identified on Schedule 1-A hereto are executing and delivering non-competition/non-solicitation agreements in the form attached hereto as Exhibit B (the “Non-Competition Agreements”) and (ii) the Key Employees are executing and delivering employment offer letters (the “Offer Letters”), with Parent (or a Subsidiary of Parent), in each case effective at and subject to the occurrence of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

MERGER

Section 1.1            The Merger.

Upon the terms and subject to the conditions in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), pursuant to the certificate of merger, substantially in the form of Exhibit C (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Delaware Secretary (the “Effective Time”). The Company shall be the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) in the Merger and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2            Closing.

The closing of the Merger (the “Closing”) shall take place two (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Article 5 (except for such conditions that by their nature will be satisfied at Closing) or at such other time as the parties agree in writing. The Closing shall take place at the offices of DLA Piper LLP (US)

located at 4365 Executive Drive, Suite 1100, San Diego, California 92121, or at such other location as the parties agree.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 1.3            Effects of the Merger.

(a)           General. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(b)           Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended such that the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such certificate of incorporation.

(c)           Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws.

(d)           Directors and Officers of Surviving Corporation. At the Effective Time, the directors of Merger Sub and the officers of the Company, as constituted immediately prior to the Effective Time, shall be the directors and officers, respectively, of the Surviving Corporation, for so long as provided under the DGCL, the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

Section 1.4            Effects on Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent or the Company, the following shall occur:

(a)           Each share of Company Common Stock, Preferred Stock or other capital stock of the Company (the “Company Capital Stock”) that is owned by Parent, Merger Sub or the Company shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b)           Each share of common stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of Merger Sub Common Stock shall evidence ownership of shares of common stock of the Surviving Corporation.

(c)           Each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 1.4(a) and Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration, as specified and allocated in this Section 1.4(c). All such shares of Company Capital Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.4(c) upon surrender of such Certificate in accordance with Section 1.5 or, with respect to Dissenting Shares, the right of appraisal in accordance with the DGCL or the right to dissent in accordance with the CGCL.

(i)           Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5 and Section 1.9 (including the escrow, Representative Expense Fund and adjustment provisions described therein), the Per Share Series A-1 Preferred Liquidation Preference and the Per Share Common Consideration (as such terms are defined in Section 1.4(c)(vi)) below), without interest.

(ii)           Each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5 and Section 1.9 (including the escrow, Representative Expense Fund and adjustment provisions described therein), the Per Share Series A-2 Preferred Liquidation Preference and the Per Share Common Consideration (as such terms are defined in Section 1.4(c)(vi) below), without interest.

(iii)           Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5 and Section 1.9 (including the escrow, Representative Expense Fund and adjustment provisions described therein), the Per Share Series B Preferred Liquidation Preference and the Per Share Common Consideration (as such terms are defined in Section 1.4(c)(vi)) below), without interest.

(iv)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive, subject to and in accordance with Section 1.5 and Section 1.9 (including the escrow, Representative Expense Fund and adjustment provisions described therein), the Per Share Common Consideration (as defined in Section 1.4(c)(vi) below), without interest and less applicable deductions and withholding at the time of payment.

(v)           Notwithstanding anything to the contrary contained herein, the amount of cash each holder of Company Capital Stock is entitled to receive for shares of Company Capital Stock held by such holder shall be rounded to the nearest cent.

(vi)           As used in this Section 1.4 and elsewhere in this Agreement, the following terms have the following meanings:

(A)           “Adjusted Merger Consideration” means consideration equal to the Merger Consideration minus the Preferred Amount.

(B)           “Cash Consideration” means forty six million five hundred thousand US Dollars ($46,500,000) in cash.

(C)           “Fully Diluted Company Capital Stock” means the sum, without duplication, of (1) the aggregate number of shares of Company Common Stock that are outstanding immediately prior to the Effective Time, (2) the aggregate number of shares of Company Common Stock into which all the outstanding Preferred Stock is convertible immediately prior to the Effective Time, (3) the aggregate number of shares of Company Common Stock into which all Preferred Stock underlying all Warrants is convertible immediately prior to the Effective Time, and (4) the aggregate number of shares of Company Common Stock underlying all Company Options that are exercisable for an exercise price less than the Per Share Common Consideration and, after taking into account any acceleration of vesting as a result of the Closing, are vested as of immediately prior to the Effective Time (any such Company Option, an “In-the-Money Option”).

(D)           “Merger Consideration” means the Cash Consideration,  minus any Third Party Expense not paid in full at or prior to the Closing (i.e., other than Third Party Expenses paid by the Company at or prior to the Closing pursuant to Section 4.11(b)) (the “Unpaid Third Party Expenses”), minus any Unpaid Company Indebtedness not paid in full at or prior to the Closing (i.e., other than Company Indebtedness repaid by the Company at or prior to the Closing pursuant to Section 4.12), and minus the Negative Net Working Capital Adjustment (if any).

(E)           “Per Share Common Consideration” means consideration equal to the (1) Adjusted Merger Consideration plus the Exercise Price Cash divided by (2) the Fully Diluted Company Capital Stock.

(F)           “Per Share Series A-1 Preferred Liquidation Preference” means an amount in cash equal to (1) $0.50 plus (2) the per share amount of declared but unpaid dividends with respect to the Series A-1 Preferred Stock (which for further clarity shall not include the Closing Dividend).

(G)           “Per Share Series A-2 Preferred Liquidation Preference” means an amount in cash equal to (1) $0.575 plus (2) the per share amount of declared but unpaid dividends with respect to the Series A-2 Preferred Stock (which for further clarity shall not include the Closing Dividend).

(H)           “Per Share Series B Preferred Liquidation Preference” means an amount in cash equal to (1) $1.10 plus (2) the per share amount of declared but unpaid dividends with respect to the Series B Preferred Stock (which for further clarity shall not include the Closing Dividend).

(I)           “Preferred Amount” means an amount equal to the sum of (z) the Per Share Series A-1 Preferred Liquidation Preference multiplied by the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time  plus (y) the Per Share Series A-2 Preferred Liquidation Preference multiplied by the number of shares of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time  plus (z) the Per Share Series B Preferred Liquidation Preference multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

(J)           “Pro Rata Portion” means, with respect to each Indemnifying Securityholder, (1) the portion of the Adjusted Merger Consideration payable to such Indemnifying Securityholder before any applicable Tax withholding, divided by (2) the Adjusted Merger Consideration payable to all Indemnifying Securityholders before any applicable Tax withholding.

(K)           “Exercise Price Cash” means the total exercise price of all the outstanding In-the-Money Options and outstanding Warrants, if any, which have not been exercised or canceled as of immediately prior to the Closing.

(d)           Parent shall cause a portion of the Merger Consideration equal to six million nine hundred and seventy five thousand US Dollars ($6,975,000) in cash (the “Closing Escrow Amount”; and as such total amount may be increased or decreased from time to time pursuant to the Escrow Agreement, the “Escrow Fund”), to be deposited at the Closing with Wilmington Trust, National Association, as escrow agent (the “Escrow Agent”), on behalf of the Indemnifying Securityholders and in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit D (the “Escrow Agreement”), by and among Parent, the Escrow Agent and the Representative.  At the direction of the Company, Parent shall cause a portion of the Merger Consideration equal to the Representative Expense Fund, to be deposited at the Closing with the Representative on behalf of the Indemnifying Securityholders in accordance with Section 7.9 hereof. Parent shall cause the balance of the Merger Consideration (after deduction of the Closing Escrow Amount and the Representative Expense Fund) to be deposited with the Payment Agent with respect to payments to be made in accordance with Section 1.5(b) and Section 1.7(c) or the Surviving Corporation (or the Surviving Corporation’s payroll agent) with respect to payments to be made in accordance with Section 1.6(c), as applicable. The Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Article 7.  The Representative Expense Fund will be held by the Representative and distributed by the Representative in accordance with the terms of Section 7.9.  The parties acknowledge and agree that (i) the payment of any portion of the Closing Escrow Amount to the holders of Company Options is subject to substantial limitations or restrictions such that such portion of the Closing Escrow Amount is not constructively received by such holders of Company Options for Tax purposes at the time of Closing and is not intended to be compensation or wages, or subject to withholding as such, until the distribution of the Closing Escrow Amount (if any) to such holders is determined; and (ii) the portion of the Closing Escrow Amount other than the portion described in clause (i) above shall be treated as deferred contingent purchase price eligible for installment sale treatment for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterizations except to the extent required pursuant to a “determination” as defined in Section 1313(a) of the Code.  All interest or other income earned from the investment of the Closing Escrow Amount or any portion thereof in any Tax year shall be reported by and allocated to Parent. On the date that is not later than thirty (30) days after the end of each calendar quarter, and upon termination of the Escrow Agreement, Escrow Agent shall make distributions from the Escrow Fund to Parent of forty percent (40%) of the interest and other income earned by the Escrow Fund with respect to such calendar quarter or portion thereof. Any portion of any payments or distributions to the Indemnifying Securityholders under the Escrow Fund that is treated as interest under Section 483 of Code or otherwise shall be treated as portfolio interest under Section 871(h) of the Code. To the extent permitted under applicable Law, this Agreement, and the Escrow Agreement are each intended by the parties to be a book entry system maintained by Parent in accordance with Section 163(f) of the Code for purposes of qualifying the Escrow Fund as an obligation in registered form of Parent under Section 871(h) of the Code.

(e)           If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series of Company Capital Stock affected thereby, and all calculations provided for that are based upon numbers of shares of any such class or series (or liquidation preferences thereof) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

Section 1.5            Exchange of Certificates.

(a)           Closing Payment Fund.  At or prior to the Closing, Parent shall enter into an agreement with the Escrow Agent (or such other bank or trust company in the United States having net assets of not less than $1,000,000,000, as may be designated by Parent, the “Payment Agent”), which shall provide that Parent shall make available at the Effective Time to the Payment Agent cash as necessary for the payment of the Merger Consideration as specified and allocated in Section 1.4.

(b)           Payment Procedures; Escrow Contribution. Together with the delivery of the Information Statement pursuant to Section 4.6(b) below, the Company shall deliver or mail to each holder of record of a Certificate (1) a letter of transmittal substantially in the form of Exhibit E (including the attachments thereto (including IRS forms W-9 or W-8, as applicable), the “Letter of Transmittal”) and (2) instructions for use in surrendering Certificates to the Payment Agent in exchange for consideration as specified and allocated in Section 1.4. Upon submission to the Payment Agent of a Certificate for cancellation, with a duly executed Letter of Transmittal, the holder of such Certificate shall receive in exchange therefor, subject to the next sentence, the applicable portion of the Merger Consideration into which the shares formerly represented by such Certificate shall have been converted in accordance with Section 1.4, as set forth on the Spreadsheet, and the Certificate so surrendered shall be canceled. The amount of Merger Consideration to be received by any holder in accordance with the preceding sentence shall be reduced by such holder’s Escrow Contribution and such holder's Representative Expense Fund Contribution. “Escrow Contribution”, for each holder of Company Capital Stock in such capacity, means an amount equal to (x) such holder’s Pro Rata Portion in such capacity multiplied by (y) the Closing Escrow Amount. “Representative Expense Fund Contribution”, for each holder of Company Capital Stock in such capacity, means an amount equal to (x) such holder’s Pro Rata Portion in such capacity multiplied by (y) the Representative Expense Fund. If any transfer of ownership of shares of Company Capital Stock has not been registered in the Company’s transfer records, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or is otherwise in proper form reasonably acceptable to the Payment Agent for transfer, and the Person requesting such transfer or payment shall pay any transfer or other Tax required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Other than interest earned on the cash that becomes part of the Escrow Fund, no interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with this Article 1.

(c)           No Further Ownership Rights in Company Capital Stock. The cash amounts paid upon the surrender of Certificates in accordance with the terms of this Article 1 (including cash deposited into the Escrow Fund) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates, the stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Payment Agent for any reason, they shall be canceled and exchanged for payment as provided in this Article 1, except as otherwise provided by applicable Law.

(d)           No Liability. None of Parent, the Surviving Corporation or the Payment Agent shall be liable to any Person with respect to any cash or shares delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any amounts payable in accordance with this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts, to the extent permitted by applicable Law, immediately prior to the date on which such amounts would otherwise escheat or become the property of any Governmental Authority, shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Company Capital Stock represented by such Certificate claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Payment Agent, the posting by such Person of a bond in such reasonable amount (but in no event in excess of two and a half percent (2.5%) of the cash payable in respect of such Certificate) as Parent or Payment Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to such Certificate, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto. Such affidavit shall provide for the indemnification by such holder of Parent, the Surviving Corporation and the Payment Agent against any claim that may be made against any of them with respect to such Certificate and otherwise be in form reasonably satisfactory to Parent.

(f)           Tax Withholding. Parent, Merger Sub, the Surviving Corporation, the Payment Agent and the Escrow Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any holder as of immediately prior to the Effective Time of shares of Company Capital Stock or Company Options such amounts as Parent, the Surviving Corporation, the Payment Agent or Escrow Agent reasonably believes is  required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Corporation, the Payment Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Payment Agent or the Escrow Agent.

Section 1.6             Company Options. Not later than immediately before the Closing, the Company shall have taken all steps necessary to provide that:

(a)           Treatment of Company Options.

(i)           At the Effective Time, each then-outstanding option to purchase shares of Company Capital Stock (each, a “Company Option”) granted under any Company Stock Plan shall:

(A)           in the case of any In-the-Money Option, be cancelled in exchange for the right to receive by the holder of such Company Option consideration equal to the excess of (1) the aggregate value of consideration that would be payable in accordance with Section 1.4(c) in respect of the shares issuable upon exercise of such Company Option had such Company Option been exercised in full prior to the Effective Time (without regard to any reduction of that amount on account of the escrow obligations as provided in Section 1.5 or on account of the Representative Expense Fund, but subject to Section 1.6(c)) over (2) the aggregate exercise price for such Company Option (such payment to be Net of Tax Withholdings); and

(B)           in the case of all Company Options other than In-the-Money Options, be cancelled at the Effective Time without payment of any consideration.

(ii)           Prior to the Effective Time, the Company shall take all action necessary to effect the treatment of Company Options provided for under this Section 1.6(a) in accordance with the Company Stock Plans, all Contracts governing the terms of all Company Options, and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby. The Company shall not send any notices to any holders of Company Options, or solicit any consents or other approvals from the holders of any Company Options, unless and until Parent has reviewed and approved all notices and related documentation (including any email messages and notifications) to be sent to such holders of Company Options in connection therewith (which approval shall not be unreasonably withheld or delayed).

(b)           No Further Rights of Optionholders. Each Company Option and all Company Stock Plans shall terminate as of the Effective Time, and, following the Effective Time, no holder of any Company Options or any participant in any Company Stock Plan shall have any right to acquire any equity securities of Parent or the Surviving Corporation as a result of such holder’s Company Options.

(c)           Payment. Payment of the consideration, if any, for each In-the-Money Option pursuant to this Section 1.6 shall be made as follows:

(i)           At the Effective Time, for each holder of an In-the-Money Option in such capacity, consideration (before any required Tax withholding) equal to (x) such holder’s Pro Rata Portion in such capacity multiplied by (y) the Closing Escrow Amount (such product for each holder of an In-the-Money Option being such holder’s “Escrow Contribution”) shall be included in the Escrow Fund as contemplated by Section 1.4(d);

(ii)           At the Effective Time, for each holder of an In-the-Money Option in such capacity, consideration (before any required Tax withholding) equal to (x) such holder’s Pro Rata Portion in such capacity multiplied by (y) the Representative Expense Fund (such product for each holder of an In-the-Money Option being such holder’s “Representative Expense Fund Contribution” shall be included in the Representative Expense Fund as contemplated by Section 7.9(f); and

(iii)           As soon as reasonably practicable following the Closing Date, but in no event later than the later of (i) five (5) Business Days or (ii) the Surviving Corporation’s next regularly scheduled payroll after the Closing Date, Parent shall, or shall cause the Payment Agent or the Surviving Corporation (or the payroll agent of the Surviving Corporation) to, deliver to the holder of each In-the-Money Option the remainder of such consideration payable pursuant to Section 1.6(a), Net of Tax Withholdings.

(d)           Payment of Optionholders. The Company shall (i) obtain or have obtained, before the Closing, from the holders of not less than ninety nine percent (99%) of all Company Options, a consent in the form attached hereto as Schedule 1.6(d) (an “Option Consent”), to Article 7 (including the appointment of the Representative) and the application of Section 1.6 to all of such holder’s Company Options, in full satisfaction of such holder’s rights under such Company Options or any Company Stock Plan, as applicable, and (ii) take any other actions that are reasonably necessary or appropriate to effectuate the transactions contemplated by this Section 1.6.

Section 1.7            Warrants. Not later than immediately before the Closing, the Company shall have taken all steps necessary to provide that:

(a)           Treatment of Warrants.

(i)           At the Effective Time, each then-outstanding warrant of the Company to purchase any Company Capital Stock (each a “Warrant”) other than the Buy-Out Warrant, including the Warrants to Purchase Shares of Preferred Stock of the Company, dated August 20, 2008, issued to Silicon Valley Bank and to Venture Lending & Leasing V, LLC, shall be cancelled in exchange for the right to receive, by the holder of such Warrant, consideration equal to the amount, if any, by which (A) the aggregate value of consideration that would be payable in accordance with Section 1.4(c) in respect of the shares issuable upon exercise of such Warrant had such Warrant been exercised in full prior to the Effective Time (without regard to any reduction of that amount on account of the escrow obligations as provided in Section 1.5 or on account of the Representative Expense Fund, but subject to Section 1.7(c)) exceeds (B) the aggregate exercise price for such Warrant (with such amount being deducted first from the Per Share Series B Preferred Liquidation Preference).

(ii)           Prior to the Effective Time, the Company shall take all action necessary to effect the treatment of Warrants provided for under this Section 1.7(a) under all Contracts governing the terms of all Warrants, including by giving any required notice and obtaining any required consent contemplated thereby.  The Company shall not send any notices to any holders of Warrants, or solicit any consents or other approvals from the holders of any Warrants, unless and until Parent has reviewed and approved all consents or other approvals or notices and related documentation (including any email messages and notifications) to be sent to such holders of Warrants in connection therewith (which approval shall not be unreasonably withheld or delayed).

(b)           No Further Rights of Warrantholders.  Each Warrant shall terminate as of the Effective Time, and, following the Effective Time, no holder of any Warrant shall have any right to acquire any equity securities of Parent or the Surviving Corporation as a result of such holder’s Warrant.

(c)           Payment.  Payment of the consideration, if any, for each Warrant pursuant to this Section 1.7 shall be made as follows:

(i)           At the Effective Time, for each holder of a Warrant in such capacity, consideration equal to (x) such holder’s Pro Rata Portion in such capacity multiplied by (y) the Closing Escrow Amount (such product for each holder of a Warrant being such holder’s “Escrow Contribution”) shall be included in the Escrow Fund as contemplated by Section 1.4(d);

(ii)           At the Effective Time, for each holder of a Warrant, consideration (before any required Tax withholding) equal to (x) such holder’s Pro Rata Portion in such capacity multiplied by (y) the Representative Expense Fund (such product for each holder of Warrant being such holder’s “Representative Expense Fund Contribution”) shall be included in the Representative Expense Fund as contemplated by Section 7.9(f); and

(iii)           As soon as reasonably practicable following the Closing Date, but in no event later than five (5) Business Days after the Closing Date, Parent shall, or shall cause the Payment Agent to, deliver to the holder of each Warrant the remainder of such consideration payable pursuant to Section 1.7(a), provided that Parent and the Paying Agent shall have received all documentation required by 1.7(d).

(d)           Payment of Warrantholders.  The Company shall (1) obtain or have obtained, before the Closing, from each holder of any Company Warrant such holder’s consent, in the form attached hereto as Schedule 1.7(d) (a “Warrant Consent”), to Article 7 (including, without limitation, the appointment of the Representative) and the application of this Section 1.7 to all of such holder’s Company Warrants, in full satisfaction of such holder’s rights under such Company Warrants, and (2) take any other actions that are reasonably necessary or appropriate to effectuate the transactions contemplated by this Section 1.7.

Section 1.8            Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by the DGCL or the CGCL, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their appraisal rights in accordance with the Section 262 of the DGCL or their dissenters’ rights in accordance with Chapter 13 of the CGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under the DGCL and the CGCL. Such stockholders instead shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the DGCL or the CGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal or dissenters’ rights, each share of Company Capital Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, as of the Effective Time, the Merger Consideration specified and allocated in Section 1.4.

(b)           The Company shall give Parent (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments served in connection with such demands and received by the Company or its representatives and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands consistent with the Company’s obligations thereunder. The Company shall not, except with the prior written consent of Parent, (A) voluntarily make any payment, admission or statement against interest with respect to any such objection, (B) offer to settle or settle any such objection or (C) waive any failure by a former Company stockholder to timely deliver a written objection or to perform any other act perfecting appraisal rights in accordance with the DGCL or dissenters’ rights in accordance with the CGCL.

Section 1.9            Net Working Capital, Closing Dividend and Adjustments.

(a)           Estimated Statement. The parties hereto have contemplated that the Company will have net working capital as of the Closing (the “Closing Net Working Capital”), as calculated in accordance with this Agreement and in accordance with and as set forth on the Form Working Capital Statement attached hereto as Schedule 1.9 (the “Form Working Capital Statement”) of seven million US Dollars ($7,000,000) (the “Net Working Capital Target”). At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent (i) a written statement (the “Estimated Statement”) setting forth (A) the Company’s good faith estimate of the amount of the Closing Net Working Capital (the “Estimated Net Working Capital”), (B) its cash position as of the Closing Date and (C) the amount of dividends to be paid out to the Company’s stockholders immediately prior to the Closing (the “Closing Dividend”), and (ii) a final estimated unaudited consolidated balance sheet as of the Closing Date of the Company prepared in accordance with GAAP (except as related to deferred tax asset balances which shall be in a manner consistent with the Interim Balance Sheet) (the “Closing Balance Sheet”), together with such schedules and data with respect to the determination thereof as may be appropriate to support such Estimated Statement and the Closing Balance Sheet. The amount of the Closing Dividend shall be determined such that (A) the Estimated Net Working Capital shall not be lower than the Net Working Capital Target, and (B) the total amount of the Closing Dividend and the Aggregate Employee Transaction Bonus Amount shall in no event be greater than the lower of (i) the amount of cash at hand as of the Closing, or (ii) ten million US Dollars ($10,000,000). The Estimated Statement and Closing Balance Sheet shall be signed by the Chief Executive Officer and the Chief Financial Officer of the Company. Following delivery of the Estimated Statement and the Closing Balance Sheet, the Company shall provide Parent and its representatives with reasonable access to the offices, books and records of the Company and the independent auditors of the Company, to verify the accuracy of such amounts in accordance with this Agreement, all to the extent deemed reasonably necessary by Parent. In the event that Parent does not agree with the Company’s calculations of the Estimated Net Working Capital and the Closing Balance Sheet, the Company and Parent shall negotiate in good faith to mutually agree on acceptable estimates, and the Company shall consider in good faith any proposed comments or changes that Parent may reasonably suggest; provided, however, that the Company’s failure to include any changes proposed by Parent, or the acceptance by Parent of the Estimated Statement, shall not limit or otherwise affect Parent’s remedies under this Agreement, including Parent’s right to include such changes or other changes in the Closing Statement, or constitute an acknowledgment by Parent of the accuracy of the Estimated Statement or Closing Balance Sheet. The “Negative Net Working Capital Adjustment” shall mean the amount by which Estimated Net Working Capital is less than the Net Working Capital Target. Schedule 1.9 to this Agreement contains hypothetical examples of the calculations of the Closing Net Working Capital and the Closing Dividend.

(b)           Closing Statement.  Within one hundred and twenty (120) days after the Closing Date, Parent will, at its option, prepare and deliver to the Representative, a calculation of the Closing Net Working Capital (the “Closing Statement”) together with such schedules and data with respect to the determination thereof as may be appropriate to support such Closing Statement; provided however, that if Parent elects not to prepare a Closing Statement, then (i) Parent shall notify the Representative promptly of such election, and (ii) the Estimated Statement and Closing Balance Sheet shall be final, binding and complete for all purposes hereunder. Following delivery of the Closing Statement, Parent shall provide the Representative with reasonable access to the financial records of the Surviving Corporation, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Representative and in a manner not unreasonably disruptive to the Surviving Corporation’s business; provided, that the Representative shall not, except with the prior written consent of Parent, contact any employee of Parent or the Surviving Corporation in their capacity as employees of Parent or of the Surviving Corporation; provided further, that the foregoing shall not in any way limit the Representative from communicating with any employee of Parent or the Surviving Corporation in their capacity as Indemnifying Securityholders under this Agreement. For purposes of this Agreement, Net Working Capital shall be calculated in accordance with this Agreement (including Schedule 1.9 to this Agreement and Section 1.9(e)) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with GAAP, as used in the preparation of the Financial Statements.

(c)           Determination of Final Net Working Capital.

(i)           If the Representative disagrees in whole or in part with the Closing Statement, then, within thirty (30) days after its receipt of the Closing Statement, it shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of the Closing Net Working Capital. To the extent the Representative provides a Notice of Disagreement within such thirty (30) day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of such Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item by Parent. In the event that the Representative does not provide a Notice of Disagreement within such thirty (30) day period, the Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and the Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any Disputed Line Items. During such 30 day period, Parent and the Representative shall each have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Net Working Capital and Disputed Line Items. If, at the end of such period, Parent and the Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be referred to a “Big 4” accounting firm selected by the mutual agreement of Parent and the Representative (provided that neither Parent nor the Representative shall propose any such firm that acts as the independent external auditor of the Parent) (the “Settlement Accountant”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 1.9(c). The Settlement Accountant shall be directed to determine as promptly as practicable (and in any event within thirty (30) days from the date that the dispute is submitted to it), whether the Closing Statement was prepared in accordance with the standards set forth in this Section 1.9 and whether and to what extent (if any) the Closing Net Working Capital requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. The Settlement Accountant shall resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement (for each such Disputed Line Item, the amount so calculated is referred to as the “SA Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable SA Determined Amount. Parent and the Representative shall each furnish to the Settlement Accountant such working papers, schedules, calculations and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as the Settlement Accountant may reasonably request.  The determination of the Settlement Accountant shall be final, conclusive and binding on the parties hereto and on the Indemnifying Securityholders. The amounts determined to be the Closing Net Working Capital pursuant to this Section 1.9(c) shall constitute the “Final Net Working Capital”.

(ii)           The fees and expenses of the Settlement Accountant shall be allocated between Parent and the Representative (on behalf of the Indemnifying Securityholders) in such manner that the Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of Disputed Line Items submitted to the Settlement Accountant that are resolved in a manner further from the position submitted to the Settlement Accountant by the Representative and closer to the position submitted to the Settlement Accountant by Parent (as finally determined by the Settlement Accountant), and the denominator of which is the total aggregate dollar value of the Disputed Line Items so submitted, and Parent shall be responsible for the remainder of such fees and expenses.

(d)           Post Closing Adjustment Amount. If the Final Net Working Capital is lower than the lower of the Estimated Net Working Capital and the Net Working Capital Target, then Parent shall be entitled to recover such deficit from the Indemnifying Securityholders in the manner set forth below. The recovery of such amount shall be (A) first, from the Escrow Fund and (B)(1) if the aggregate of all unresolved or unsatisfied Liability Claims set forth in all Claims Notices delivered to the Escrow Agent and the Representative prior to the Claim Period Expiration Time exceeds the then-existing Escrow Fund or (2) after the Claim Period Expiration Time, directly from each Indemnifying Securityholder according to its Pro Rata Portion of such deficit.

(e)           Calculations.  Except as otherwise expressly provided in this Agreement, including Schedule 1.9, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Final Net Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 1.9) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 1.9) shall control.

Section 1.10          Employee Transaction Bonus Plan . Prior to the Closing, the Company may adopt an employee bonus plan relating to the Merger, providing for the payment of up to five million seven hundred fifty thousand US dollars ($5,750,000) (such amount, in the aggregate, the “Aggregate Employee Transaction Bonus Amount”) to certain employees of the Company (each a “Transaction Bonus Plan Participant”) upon the Closing.  The Company shall pay the Aggregate Employee Transaction Bonus Amount to all applicable Transaction Bonus Plan Participants (subject to all applicable deductions and withholding) at or immediately prior to the Closing, and the Aggregate Employee Transaction Bonus Amount shall be treated as a transaction expense covered by Section 4.11 herein, and the Company shall bear such expense in full.

Section 1.11          Taking of Necessary Further Actions .  Each of Parent, the Company and the Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Surviving Corporation or otherwise to take, and shall take, upon reasonable request by Parent, all such lawful and necessary action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the disclosures and other responses set forth in the Disclosure Schedule (which disclosures and responses will specify the section or subsection of this Article 2 to which they apply but will also qualify other sections or subsections in this Article 2 to the extent that it is reasonably apparent on the face of a disclosure or response that such disclosure or response is applicable to such other section or subsection), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the Closing Date, as follows:

Section 2.1             Organization and Powers.

The Company (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business and in good standing in the State of California and in every other jurisdiction where such qualification is required, except in any jurisdiction where the failure to be so qualified would not have a Material Adverse Effect on the Company’s operations in such jurisdiction. The Company is not in violation of any of the provisions of its Charter Documents (as defined herein), and no changes thereto are pending.  Section 2.1 of the Disclosure Schedule lists as of the date hereof (x) the officers and directors of the Company and each of its Subsidiaries, (y) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business and (z) the jurisdictions in which the Company or any of its Subsidiaries has facilities, employs employees or conducts business.  The Company has Made Available a true and correct copy of its certificate of incorporation, as amended to date (the “Charter”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent.  The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

Section 2.2            Capitalization; Subsidiaries.

(a)           The authorized capital stock of the Company consists of (1) 26,082,608 shares of Preferred Stock, par value $0.001 per share, of which (a) 7,933,332 have been designated “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”), all of which are issued and outstanding, (b) 3,449,276 have been designed “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred Stock”), all of which are issued and outstanding, and (c) 14,700,000 have been designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), of which 11,890,321 shares are issued and outstanding and 419,613 shares are reserved for issuance upon exercise of outstanding warrants to purchase Series B Preferred Stock; and (2) 41,000,000 shares of Company Common Stock of which 5,439,820 shares are issued and outstanding and 7,545,158  shares are reserved for issuance upon exercise of outstanding warrants and other options to purchase shares of Common Stock.  The Warrants to Purchase Shares of Preferred Stock of the Company, dated August 20, 2008, issued to Silicon Valley Bank and to Venture Lending & Leasing V, LLC, are each exercisable for 147,727 shares of Series B Preferred Stock, at an exercise price per share of $1.10, and the Warrant to Purchase Stock dated April 27, 2010, issued to Silicon Valley Bank, is exercisable for 124,159 shares of Series B Preferred Stock at an exercise price per share of $1.10.  There are no outstanding adjustments made or required to be made to the conversion rates applicable to the Preferred Stock set forth in the Charter. Except for the Closing Dividend, there are no declared or accrued but unpaid dividends with respect to any shares of Common Stock or Preferred Stock. The declaration and payment of the Closing Dividend (if any) complies in all respects with the Charter and applicable Law, including Section 170 of the DGCL. Each share of Preferred Stock is convertible to Common Stock on a one-to-one basis. As of the date hereof, there are no other issued and outstanding shares of Company Capital Stock and, as of the Closing Date, no other shares of Company Capital Stock will be issued and outstanding, except for shares of Company Capital Stock issued upon the exercise of Company Options outstanding on the date hereof. Section 2.2(a) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all of the Company’s securityholders, their domicile addresses and the number of shares, options, warrants or other rights to acquire Company Capital Stock owned by each of them (including all holders of outstanding Company Options, whether or not granted under the Company Stock Plans). With respect to Company Options, Section 2.2(a) of the Disclosure Schedule further indicates whether, as of the date hereof, the holder is an employee of the Company or any of its Subsidiaries, the number of shares of Company Common Stock issuable upon the exercise of each such Company Option, the date of grant, the exercise price per share, the vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date hereof and the extent to which the vesting of such Company Option will be accelerated by the consummation of the Merger and the other Transactions or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger, and whether each such Company Option qualifies as an incentive stock option, and any additional exercise, conversion or exchange rights relating thereto, if any. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrance, preemptive rights and put or call rights created by applicable Law, the Company’s Charter Documents or any Contract to which the Company is a party or by which it is bound.

(b)           The terms of the Company Stock Plans and the applicable agreements for each Company Option permit the treatment of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the holders of Company Capital Stock or otherwise and, except for Company Options issued pursuant to the 2004 Stock Plan, without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all forms of agreements and instruments (including all amendments, modifications or supplements thereto) relating to or issued under the Company Stock Plans have been Made Available to Parent, and all agreements to amend, modify or supplement such agreements or instruments from the forms thereof have been Made Available to Parent. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Unvested Common Stock nor is there a similar instrument under any Company Stock Plan or any other Contract relating to such Company Options.

(c)            As of the date hereof, (i) all shares of Company Common Stock are fully vested, and (ii) no shares of Company Unvested Common Stock are outstanding.

(d)           Except for options outstanding on the date hereof to purchase 7,545,158 shares of Company Common Stock under the Company Stock Plans, each such option having been issued under an agreement substantially in the form which has been Made Available to Parent, there are no Contracts to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock or Company Options, or obligating the Company to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to purchase or sale of any Company Capital Stock (1) between or among the Company and any of its stockholders, other than (x) written contracts pursuant to which such stockholders purchased their shares of Company Capital Stock that have been Made Available to Parent, and (y) written contracts granting the Company the right to purchase unvested shares upon termination of employment or service, or (2) between or among any of the Company’s stockholders.  All Company Options and outstanding Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities Laws, and all shares of Company Capital Stock repurchased by the Company were repurchased in compliance in all material respects with all applicable federal and state securities Laws and all applicable rights of first refusal and other similar rights and limitations.

(e)           There are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of Company Capital Stock, and there are no agreements between the Company or any of its Subsidiaries and any security holder or others, or among any holders of Company Capital Stock, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(f)           Except for the Company’s 2003 Restricted Stock Plan (the “2003 Stock Plan”), Equity Incentive Plan (the “2004 Stock Plan”) and the 2014 Equity Incentive Plan (the “2014 Stock Plan,” together with the 2003 Stock Plan and the 2004 Stock Plan, the “Company Stock Plans”) neither the Company nor any of its Subsidiaries has ever adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. The Company has reserved 9,821,078 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company and its Subsidiaries, upon the exercise of options and other equity awards granted under the Company Stock Plans, of which 6,275,303 shares are issuable, as of the date hereof, upon the exercise or settlement of outstanding, unexercised, vested awards.  Each Company Option has been properly approved by the requisite corporate authority. To the extent required under applicable Law, the Company’s stockholders have properly approved and the Company has properly reserved for issuance the shares of Company Common Stock issuable under the Company Stock Plans. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other equity awards with respect to the Company or any of its Subsidiaries.

(g)           Section 2.2(g) of the Disclosure Schedule lists all plans and arrangements which are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code). There is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes or interest imposed on any participant in any Employee Benefit Plan which is a “nonqualified deferred compensation plan” as a result of Section 409A of the Code. Each plan or arrangement that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been maintained in compliance with, or is exempt from, Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. Each option outstanding under the Company Stock Plans was issued with an exercise price which was no less than the fair market value of the underlying stock on the date of grant or is otherwise exempt from Section 409A of the Code.

(h)           No bonds, debentures, notes or other Company Indebtedness (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(i)           The allocation of the Merger Consideration set forth in Section 1.4 hereof is consistent with the Charter.

(j)           The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

(k)           The Company is subject to the requirements of subdivision (b) of Section 2115 of the CGCL pursuant to the terms of such Section 2115.

(l)           Section 2.2(k) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of each Subsidiary of the Company indicating its officers and directors, the record and beneficial owner of all of its issued and outstanding shares of capital stock or other equity interests and its jurisdiction of formation.  Except for the Subsidiaries of the Company set forth in Section 2.1 of the Disclosure Schedule, the Company does not own or control, and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have, or ever had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.  Each Subsidiary of the Company (1) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (2) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (3) is wholly-owned by the Company and (4) is qualified to do business and in good standing in every jurisdiction where such qualification is required, except in any jurisdiction where the failure to be so qualified would not have a Material Adverse Effect on the Company’s operations in such jurisdiction. No Subsidiary of the Company is in violation of any of the provisions of its organizational documents, and no changes thereto are pending.  All the outstanding capital stock or other equity interest of each Subsidiary of the Company is, to the extent applicable, duly authorized, validly issued, fully paid and nonassessable.  There are no Contracts to which any Subsidiary of the Company is a party or by which it is bound obligating any Subsidiary of the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to any Subsidiary of the Company.  Each entity that was a Subsidiary of the Company and is no longer in existence was dissolved, liquidated, merged or consolidated in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization in all material respects and there are no outstanding material liabilities or obligations (outstanding, contingent or otherwise), including Taxes, with respect to any such entity.  A true and correct copy of the charter documents and bylaws of the Company’s Subsidiaries, each as amended to date and in full force and effect on the date hereof, has been Made Available to Parent.

Section 2.3             Authority; Noncontravention.

(a)           The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions by the Company have been duly authorized by all requisite action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Related Agreements to which it is a party, other than the approval of this Agreement and the Merger by the Company’s stockholders by the Required Vote.  This Agreement and the Related Agreements to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, represents the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)           The Company has notified (or will obtain valid written waivers from or will duly notify following the date hereof and prior to the Effective Time) the holders of Company Capital Stock of the Transactions as and to the extent required by the terms and conditions of the Charter Documents and the DGCL and as contemplated herein.

(c)           The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party and the consummation of the Transactions  by the Company do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, any provision of the Charter Documents of the Company or any equivalent documents of its Subsidiaries, (2) result in the creation of an Encumbrance on any properties or assets of the Company or any of its Subsidiaries, or (3) except as set forth in Section 2.3(c) of the Disclosure Schedule, conflict with, result in or constitute a violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Material Contract, any other material Contract or any Permit or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, (4) cause the Company, any of its Subsidiaries, the Surviving Corporation, Parent or Merger Sub to become subject to, or become liable for the payment of, Tax or (5) otherwise have an adverse effect upon the ability of the Company to consummate the Transactions.

(d)           No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

Section 2.4             Financial Statements.

Section 2.4 of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets as of December 31, 2014 and statements of operations and statements of cash flows for the years ended December 31, 2013 and December 31, 2014 and its unaudited monthly consolidated balance sheet as of February 28, 2015 and monthly statement of operations and statement of cash flows for the monthly period ended February 28, 2015 (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the interim period financial statements do not have notes thereto and do not include an update of deferred tax assets) (b) have been prepared on a consistent basis throughout the periods indicated, (c) are true, complete and correct in all material respects, and (d) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein.  There has been no change in the Company’s accounting policies since December 31, 2014 (the “Company Balance Sheet Date”), except as described in the Financial Statements. The amount of each Company Indebtedness, and the holders of such Company Indebtedness, on the date hereof is set forth in Section 2.4 of the Disclosure Schedule. All Company Indebtedness may be prepaid without penalty. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). All reserves that are set forth in or reflected in the Interim Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. The Company has in place systems and processes (including the maintenance of proper books and records) that are designed to effectively (1) provide reasonable assurances regarding the reliability of the Financial Statements and (2) accumulate and communicate to the Company’s principal executive officer and principal financial officer, in a timely manner, the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Financial Controls”). Neither the Company or its Subsidiaries, nor their respective officers or, to the Knowledge of the Company, the Company’s independent auditors, have identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. To the Knowledge of the Company, there have been no instances of fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements.  There have been no instances of fraud by any officer or employee of the Company, whether or not material, that occurred during any period covered by the Financial Statements.  The Company’s Financial Statements reflect recognition of revenue consistent with GAAP.

Section 2.5            Absence of Certain Changes; Undisclosed Liabilities.

(a)           Since the Company Balance Sheet Date, the Company and its Subsidiaries have conducted their business only in the ordinary course of business and no Material Adverse Effect on the Company has occurred or is reasonably likely to occur.

(b)           Neither the Company nor any of its Subsidiaries has any Liabilities (whether or not required to be reflected in the Financial Statements in accordance with GAAP), except for those (1) reflected in, reserved against or shown on its unaudited consolidated balance sheet included in the Financial Statements as of February 28, 2015 (the “Interim Balance Sheet”), (2) that have arisen or were incurred after the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”) and prior to the date hereof in the ordinary course of business of the Company and do not exceed $100,000 in the aggregate or (3) that have arisen since the date hereof in the ordinary course of business of the Company and do not arise from a violation of Section 4.2.

Section 2.6             Absence of Litigation.  There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, including any Company Intellectual Property, or any of their respective officers or directors in their capacities as such. There is no Order against the Company or any of its Subsidiaries or any of their respective assets or properties, or any of the Company’s directors or officers in their respective capacities as such and, to the Knowledge of the Company, there is no reasonable Basis therefor. There is no Action pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a legal right pursuant to the Charter, DGCL, CGCL or other applicable Law to indemnification from the Company related to any reasonable Basis existing prior to the Effective Time, nor is there, to the Knowledge of the Company, any reasonable Basis that would give rise to such Action. There is no Action by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

Section 2.7             Scope of Business Activities; Restrictions on Business Activities.

(a)           The Company’s business is limited to the design, manufacturing, sale and servicing of metrology equipment for the measuring of film thickness and composition of semiconductor chips for the semiconductor industry. The Company does not design its metrology equipment to any military, defense or intelligence specifications and generally is not aware of the end-uses to which the semiconductor chips are put. The Company does not engage in research, development, production or sale of any good or services involving cryptography, data protection, Internet security, or network intrusion; nor to the Company’s Knowledge does it conduct research on or develop, produce or possess any “critical technologies” as defined at 31 C.F.R. § 800.209.

(b)           There is no Contract (including covenants not to compete) or Order binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently contemplated business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted, other than any Contract or Order that could not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any customer or other similar Contract that limits the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Owned Company Intellectual Property, or any Contract under which the Company or any of its Subsidiaries grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal or rights of first negotiation to any Person, or any Contract otherwise limiting the right of the Company or any of its Subsidiaries to research, develop, improve, sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees, consultants or independent contractors.

Section 2.8             Intellectual Property.

(a)           Company Products.  Section 2.8(a) of the Disclosure Schedule contains a complete and accurate list (by name and version number) of all products and service offerings, including all Software, of the Company or any of its Subsidiaries that are currently being sold, licensed, distributed or otherwise disposed of, or used in connection with service offerings, as applicable (collectively, the “Company Products”), and identifies, for each such Company Product, whether the Company or any of its Subsidiaries provides support or maintenance for such Company Product.

(b)           Registered Company Intellectual Property. Section 2.8(b) of the Disclosure Schedule contains a complete and accurate list of all Registered Company Intellectual Property, in each case listing, as applicable, (1) the name of the applicant/registrant and current owner; (2) the jurisdiction where the application/registration is located (or, for Domain Names, the applicable registrar); (3) the application or registration number; (4) the filing date, issuance/registration/grant date and expiration date; and (5) the prosecution status. Each item of the Registered Company Intellectual Property is valid, enforceable and subsisting. Except as set forth in Section 2.8(b) of the Disclosure Schedule:  (A) all necessary registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property have been paid, and all necessary affidavits, responses, certificates and other documents have been filed for the purposes of obtaining, maintaining, perfecting, preserving and renewing such Registered Company Intellectual Property; (B) there are no actions that must be taken within one hundred twenty (120) days following the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any affidavits, responses, recordations, certificates or other documents, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Company Intellectual Property; and (C) each item of Registered Company Intellectual Property has been prosecuted in compliance with all applicable rules, policies, and procedures of the applicable Governmental Entity. Section 2.8(b) of the Disclosure Schedule also contains a complete and accurate list of all Trademarks used or held for use by the Company that are not registered or the subject of Trademark registrations.

(c)           Validity of Registered IP. There are no facts, circumstances or information that would or reasonably could be expected to (1) render any of the Owned Company Intellectual Property invalid or unenforceable (to the extent such concepts are applicable), or (2) adversely affect, limit, restrict, impair or impede the ability of the Surviving Corporation to use and practice the Company Intellectual Property upon the Closing in the same manner as currently used and practiced by the Company or any of its Subsidiaries. Without limiting the foregoing, there is no information, material, fact, or circumstance, including any information or fact that would constitute prior art, that would render any of the Registered Company Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Registered Company Intellectual Property. Neither the Company, any of its Subsidiaries, nor any agent or counsel of the Company or any of its Subsidiaries has knowingly misrepresented, or knowingly failed to disclose, and there is no misrepresentation or failure to disclose, any fact or circumstance in any application for any Registered Company Intellectual Property that would constitute fraud, a misrepresentation or a breach of the duties of candor and disclosure with respect to such application or that would otherwise effect the validity or enforceability of any such Registered Company Intellectual Property.  None of the Owned Company Intellectual Property is involved in any inventorship challenge, interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened Action, including any Action regarding the ownership, use, validity, scope or enforceability of the Owned Company Intellectual Property. The Owned Company Intellectual Property has not lapsed, expired, been abandoned or passed into the public domain.  No Patents included in the Owned Company Intellectual Property are subject to a terminal disclaimer.

(d)           Company IP Agreements.   Section 2.8(d) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party that relate to the Company Intellectual Property, including any Contracts (1) under which the Company or any of its Subsidiaries has granted or agreed to grant to any other Person any license, option, covenant, release, immunity or other right that applies to or reasonably could be expected to affect any Owned Company Intellectual Property or (2) except for licenses to COTS Software, under which any other Person has granted or agreed to grant to the Company or any of its Subsidiaries any license, option, covenant, release, immunity or other right with respect to Intellectual Property or Intellectual Property Rights (all such Contracts collectively, the “Company Intellectual Property Agreements”).  All Company Intellectual Property Agreements are in full force and effect, and enforceable in accordance with their terms. Except as set forth in Section 2.8(d) of the Disclosure Schedule, the Company or its Subsidiary party thereto is in compliance with, and has not materially breached any term of, any such Company Intellectual Property Agreements, and, to the Knowledge of the Company, all other parties to such Company Intellectual Property Agreements are in compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements. There are no pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, nor, to the Knowledge of the Company, does there exist any reasonable Basis therefor.

(e)           No Conflicts. Following the Closing Date, except as set forth in Section 2.8(e) of the Disclosure Schedule, the Surviving Corporation (or the Parent in the event that after Closing the Surviving Corporation is merged into Parent) will have and be permitted to exercise all rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of third Persons included in the Company Intellectual Property) to the same extent that the Company or its Subsidiary party thereto would have had, and been able to exercise, had this Agreement, the Related Agreements and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and the Merger (or the subsequent merger) not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or a Subsidiary of it would otherwise have been required to pay anyway.  Neither the execution, delivery and performance of this Agreement, the Related Agreements and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of the Merger (or the subsequent merger), will cause or require (or purports to cause or require) Parent or any of its Affiliates or the Company or any of its Subsidiaries to (1) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any of Parent’s or its Affiliates’ Intellectual Property or Intellectual Property Rights; (2) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person; or (3) become bound or subject to any non-compete or other material restrictions on the operations or scope of their respective businesses.

(f)           Exclusive Ownership of IP.  Except as set forth in Section 2.8(f) of the Disclosure Schedule, the Company or a Subsidiary of it solely and exclusively owns all right, title and interest in and to (including the sole right to enforce) the Owned Company Intellectual Property, free and clear of all Encumbrances except for Permitted Encumbrances, and has not (1)  licensed any such Owned Company Intellectual Property, or any other Company Intellectual Property, to any Person, except pursuant to a Company Intellectual Property Agreement listed in Section 2.8(d) of the Disclosure Schedule or (2) exclusively licensed any such Owned Company Intellectual Property, or any other Company Intellectual Property, to any Person.  The Company or a Subsidiary of it is listed in the records of the appropriate Governmental Authority as the sole owner of each item of Registered Company Intellectual Property.  To the extent that Company Intellectual Property is not solely and exclusively owned by the Company or a Subsidiary of it, such Company Intellectual Property is duly and validly licensed to the Company or a Subsidiary of it pursuant to a Company Intellectual Property Agreement listed in Section 2.8(d) of the Disclosure Schedule for use in the manner in which it is currently used(or pursuant to a license to commercially available software not required to be listed thereon) (the “Licensed Company Intellectual Property”). The Intellectual Property and Intellectual Property Rights included in the Owned Company Intellectual Property and the Licensed Company Intellectual Property include all of the Intellectual Property and Intellectual Property Rights that are necessary to enable the Surviving Corporation (and the Parent, in the event that the Surviving Corporation is subsequently merged into the Parent) to conduct the business of the Company and its Subsidiaries in the same manner as currently conducted, and following the Closing, the Surviving Corporation (or Parent in the event of a subsequent merger of the Surviving Corporation into the Parent) and its Subsidiaries will own or have (pursuant to the Company Intellectual Property Agreements) the same rights that the Company and its Subsidiaries had immediately prior to the Closing with respect to such Intellectual Property and Intellectual Property Rights.  Neither the Company nor any of its Subsidiaries have granted to any Person who has licensed Licensed Company Intellectual Property to the Company or its Subsidiaries any ownership rights or license rights to improvements, other amendments or developments made by the Company or any of its Subsidiaries in or with respect to such Licensed Company Intellectual Property.

(g)           Disclosure of Distributed IP.   Section 2.8(g) of the Disclosure Schedule sets forth a complete and accurate list and/or description of (i) all third party Software and systems) and (ii) proprietary Software and Systems, in each case that are incorporated into, integrated or bundled with, used in the development or compilation of, or otherwise used or distributed in or with any Company Products, other than COTS Software.  For each item of such Software and Systems, Section 2.8(g) of the Disclosure Schedule sets forth the Company Product to which such Software and/or Systems relate.

(h)           Trade Secrets. The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than reasonable steps, to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all information and materials not generally known to the public that are included in the Company Intellectual Property (including any Trade Secrets provided by or to third Persons).  Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Company Intellectual Property, nor to the Knowledge of the Company has any such Trade Secret been disclosed, other than pursuant to a valid and enforceable confidentiality agreement with respect thereto.  To the Knowledge of the Company, there is no misappropriation or unauthorized disclosure of any Trade Secret included in the Company Intellectual Property (or claimed or understood to be so included), or breach of any obligations of confidentiality with respect to the Company, any of its Subsidiaries or the Company Intellectual Property.

(i)           IP Assignments. Each current and former employee, officer, consultant and contractor of the Company or any of its Subsidiaries who is or has been involved in the development (alone or with others) of any Owned Company Intellectual Property included in the Company Intellectual Property, has executed and delivered to the Company or one its Subsidiaries sufficient employment, consulting or contractor agreements, non-disclosure agreements, and invention assignment agreements that (1) assign to the Company or one its Subsidiaries all right, title and interest in and to any Intellectual Property and Intellectual Property Rights arising from or developed or delivered to the Company or such Subsidiary in connection with such Person’s work for or on behalf of the Company or such Subsidiary, (2) waive any right to receive any further compensation with respect to such assignment of Intellectual Property Rights and (3) provide reasonable protection for the Trade Secrets of the Company and its Subsidiaries.  To the Knowledge of the Company, no current or former employee, officer, consultant or contractor of the Company or any of its Subsidiaries is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement.  No present or former employee, officer, consultant or contractor of the Company or any of its Subsidiaries has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property.  In each case in which the Company or one its Subsidiaries has acquired ownership (or claimed or purported to acquire ownership) of any Intellectual Property or Intellectual Property Rights from any Person (including any employee, officer, consultant or contractor of the Company), the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer ownership of and all rights with respect to such Intellectual Property or Intellectual Property Rights to the Company or such Subsidiary.

(j)           Non-Infringement. The business of the Company as currently conducted, including the design, development, use, provision, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Products, does not infringe, misappropriate, use or disclose without authorization, or otherwise violate (and, when conducted by the Surviving Corporation or Parent following the Closing in substantially the same manner, will not infringe, misappropriate, use or disclose without authorization, or otherwise violate) any Intellectual Property Rights of any third person. To the Knowledge of the Company, the future Company Products that are expected to be developed as part of the Company’s or its Subsidiaries’ current research and development projects, will not infringe, misappropriate, use or disclose without authorization, or otherwise violate, any current Intellectual Property Rights of any third person.

(k)           Notice of Infringement; Invitation to License. Except as set forth in Section 2.8(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any claim (or notice of any related Action) that the Company, any of its Subsidiaries, any Company Product or any Company Intellectual Property infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor, to the Knowledge of the Company, are there any facts, circumstances or information that could reasonably be the Basis for such a claim).  Without limiting the foregoing, within the past five (5) years, except as set forth in Section 2.8(k) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any correspondence asking or inviting the Company or any of its Subsidiaries to enter into a Patent license or similar agreement, to pay for or obtain a release for Patent infringement, or otherwise to enter into other arrangements with respect to the Patents of any other Person.  Neither the Company nor any of its Subsidiaries has obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Company’s or its Subsidiaries’ businesses or any Company Product.

(l)           Open Source.   Section 2.8(l) of the Disclosure Schedule (1) contains a complete and accurate list of all Open Source (as defined below) that is distributed by the Company or any of its Subsidiaries, including Open Source that is incorporated into, integrated or bundled with, linked with, used in the development or compilation of, any Company Product, (2) describes the manner in which each such Company Product incorporates, is integrated or bundled with, links to or relies on such Open Source, in which such Open Source has been used in the development or compilation of any such Company Product, and in which any such Company Product otherwise uses or distributes such Open Source, and (3) identifies the license applicable to each such item of Open Source.  The Company and each of its Subsidiaries has used commercially reasonable efforts to (1) identify such Open Source and (2) regulate the use and distribution of Open Source in connection with its business and the Company Products, in compliance with the applicable Open Source licenses.  No Software included in the Owned Company Intellectual Property is or has become subject to any Open Source license.  Any written Open Source policies of the Company or its Subsidiaries are listed in Section 2.8(l) of the Disclosure Schedule, and complete and accurate copies thereof have been Made Available to Parent.  To the Knowledge of the Company, there has been no material deviation from or violation of the Company’s policies with respect to Open Source. “Open Source” means Software or similar subject matter that is distributed under an open source license such as (by way of example only) the GNU General Public License, GNU Lesser General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, the Artistic License, the Eclipse Public License, Netscape Public License, the Open Software License, the Sleepycat License, the Common Development and Distribution License, or any other license approved as an open source license by the Open Source Initiative or any variant or derivative of any of the foregoing licenses.

(m)           Infringement by Others.   To the Knowledge of the Company, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Owned Company Intellectual Property.  Neither the Company nor any of its Subsidiaries has made any claims or initiated any Actions with respect to infringement of any Owned Company Intellectual Property against any Person, nor has the Company issued any written communication inviting any Person to take a license, authorization, covenant not to sue or the like with respect to any Owned Company Intellectual Property (other than in connection with licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and not related to any infringement or other violation by the licensee or potential licensee), and there exists no reasonable Basis upon which the Company or any of its Subsidiaries could reasonably make any such claim, initiate such Action or issue such written communication.

(n)           Standards Bodies.  Section 2.8(n) of the Disclosure Schedule contains a complete and accurate list and description of all standard-setting organizations, industry bodies and other standards-related activities in which the Company or any of its Subsidiaries has directly or indirectly participated.

(o)           Source Code Release.  Neither the Company, any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (as defined below).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any of its Subsidiaries or any other Person acting on behalf of the Company or any of its Subsidiaries to any third party of any Company Source Code.  Section 2.8(o) of the Disclosure Schedule identifies each Contract under which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code.  Neither the execution of this Agreement nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow or otherwise trigger any rights to any Company Source Code to be granted to any Person.  “Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product.

(p)           False Advertising and Obscenity.  No (1) product, technology, service or publication of the Company or any of its Subsidiaries, (2) material published or distributed by the Company or any of its Subsidiaries, or (3) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.  The definition of false advertising excludes normal errors and omissions for which the Company or any of its Subsidiaries maintains review processes for correction.

(q)           Governmental or University Assistance. Except as set forth in Section 2.8(q) of the Disclosure Schedule, none of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any Governmental Authority or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Owned Company Intellectual Property. No current or former employee, officer, consultant or contractor of the Company, who was involved in, or who contributed to, the creation or development of any Owned Company Intellectual Property or Software contained in any Company Product, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee, officer, consultant or contractor was also performing services for the Company.

(r)           Warranties and Indemnities to Third Parties.  Except for the warranties and indemnities contained in those Contracts set forth in Section 2.8(r) of the Disclosure Schedule, customer contracts entered into in the ordinary course of business Made Available to Parent, and warranties implied by Law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.  Each Company Product conforms and complies with the terms and requirements of any applicable warranty, the agreement related to such Company Product and with all applicable Laws. No customer or other Person has asserted or threatened to assert any claim or Action against Company or any of its Subsidiaries (a) under or based upon any warranty provided by or on behalf of the Company or any of its Subsidiaries, or (b) under or based upon any other warranty relating to any Company Product (in each case other than routine customer requests for repair or replacement of parts pursuant to the applicable product warranty in customer contracts entered into the ordinary course of business).

(s)           Product Liability Claims.  There are no pending or, to the Knowledge of the Company, threatened claims or Actions for any product liability, backcharge, or other claims or Actions by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered by the Company or any of its Subsidiaries, (2) the sale, distribution, or installation of Software or other products by the Company or any of its Subsidiaries, or (3) the operation of the business of the Company or any of its Subsidiaries during the period through and including the Closing Date.  The operation and use of the Company Products for their intended purposes complies with all applicable Laws.

(t)           Moral Rights.  All authors of any Works of Authorship in the Owned Company Intellectual Property have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable Law or such authors otherwise prepared such works in jurisdictions that do not recognize moral rights.

Section 2.9             Taxes.

(a)           “Tax” means (1) any and all net income, corporate, capital gains, capital acquisitions, inheritance,  gift, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the assessment, determination, collection or imposition of any such item (whether domestic or foreign) (each, a “Tax Authority”), (2) any liability for the payment of any amounts of the type described in clause (1) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group during any taxable period, and (3) any liability for the payment of any amounts of the type described in clause (1) or (2) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify (or otherwise assume or succeed to the liability of) any other Person.  “Tax Return” means any and all returns, statements, reports or forms (including information returns and reports, claims for refund, amended returns or declarations of estimated Taxes) required to be filed with respect to Taxes.

(b)           Tax Returns Filed; Taxes Paid; Filing Extensions.  The Company and each of its Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns required to be filed by them. All such Tax Returns are true, complete and correct in all material respects.  All Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown to be due on such Tax Returns) have been timely paid in full, or are being contested in good faith through appropriate proceedings and adequately reserved for in accordance with GAAP, both on the Company’s Financial Statements (for periods through and including the date of such Financial Statements) and on the Interim Balance Sheet for all periods through the date of the Interim Balance Sheet.  Neither the Company nor any of its Subsidiaries has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed.  Section 2.9(b) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (U.S. federal, state, local, and other foreign jurisdiction) filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after January 1, 2006, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit.

(c)           Tax Accruals.  The amount of the liability of the Company or any of its Subsidiaries for unpaid Taxes for all taxable periods ending on or before the date of the Interim Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet. The amount of the liability of the Company or any of its Subsidiaries for unpaid Taxes for all taxable periods (or portions thereof) ending on or before the Closing Date will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Balance Sheet, as adjusted for operations and transactions in the ordinary course of their respective businesses since the date of the Interim Balance Sheet in accordance with past custom and practice.

(d)           Neither the Company nor any of its Subsidiaries is obligated by Law, assumption, transferee or successor liability, or by any written or other contract, agreement or other arrangement, whether express or implied, to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes.  Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification, sharing of similar agreement (other than an agreement with the Company or its Subsidiaries as disclosed on Section 2.9(l) of the Disclosure Schedule).  Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Laws of any U.S. state, local, or other foreign jurisdiction) for any Taxes of any person other than the Company and its Subsidiaries.

(e)           Withholding Taxes.  Except as set forth in Section 2.9(e) of the Disclosure Schedule, the Company and its Subsidiaries have withheld and paid over (or set aside for payment when due) all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party.

(f)           Liens.  There are  no Liens for Taxes on any asset of the Company or any of its Subsidiaries, other than for (i) Taxes not yet due and payable or (ii) for Taxes being contested in good faith through appropriate proceedings and adequately reserved for in accordance with GAAP.  Any Taxes described in clause (ii) above are disclosed on Section 2.9(f) of the Disclosure Schedule.

(g)           Tax Nexus.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is required to pay Taxes or file Tax Returns in that jurisdiction.

(h)           Deficiencies and Proposed Adjustments. All deficiencies and proposed adjustments with respect to Taxes for which the Company or any of its Subsidiaries is liable have been resolved.

(i)           Tax Audits and Proceedings. No audits, examinations, investigations, claims, requests for information, ruling requests, or other proceedings with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries are currently in process, pending or threatened in writing.

(j)           Statute of Limitations. No waiver or extension of any statute of limitations with respect to Taxes or Tax Returns for which the Company or any of its Subsidiaries may be liable is currently in effect or has been requested.  No power of attorney with respect to Taxes or Tax Returns on behalf of the Company or its Subsidiaries is currently in effect.

(k)           Section 481(a) Adjustments. Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code, or any similar provision of U.S. state, local or other foreign Tax Law, by reason of a change in accounting method or otherwise.

(l)           Consolidated Group Membership. Neither the Company nor any of its Subsidiaries is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, or any similar provision of U.S. state, local or other foreign Tax Law, filing consolidated Tax Returns and is not a member of any group filing combined or unitary Tax Returns.

(m)           FIRPTA.  Neither the Company nor any of its Subsidiaries is, nor has been during the applicable period specified in Section 897(c)(1)(A)(2)of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)           Section 355.  Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (in each case within the meaning of Section 355(a)(1) of the Code) (1) within the two-year period ending as of the date of this Agreement or (2) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(o)           Pass-Through Entities.  Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for U.S. federal income Tax purposes, or (ii) has made a “check-the-box” election under Section 7701 of the Code.

(p)           Reportable Transactions.  Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other corresponding provision of state, local or foreign Laws.  The Company and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and Treasury Regulations promulgated thereunder.

(q)           Closing Agreements.  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local, other foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.

(r)           Intercompany Transactions; Excess Loss Amounts. Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any corresponding or similar provision of U.S. state, local, other foreign income Tax Law).  Neither the Company nor its Subsidiaries has ever been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law.  The Company and its Subsidiaries are in compliance with all transfer pricing requirements in all jurisdictions in which they do business.  The Company and its Subsidiaries have prepared transfer pricing documentation in every jurisdiction in which they do business in accordance with applicable Law.

(s)           Tax Returns. The Company has Made Available to Parent or its legal or accounting representative copies of all income and other material federal and state Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended January 1, 2008.

(t)           No Boycotts. Neither the Company nor any subsidiary of the Company has participated in an international boycott within the meaning of Section 999 of the Code

(u)           The Company has disclosed to Parent any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company or any Subsidiary has in any jurisdiction. The Company and each of its Subsidiaries maintain any documentary support related to such Tax exemption, Tax holiday or other Tax-sparing arrangement.  Neither the Company nor any of its Subsidiaries has ever had a permanent establishment in any foreign country.

(v)           None of the Tax attributes (including net operating loss carryforwards and research and development tax credits) of the Company or any Company Subsidiary is limited by Section 382 or 383 of the Code for any period ending on or prior to the Closing Date.

Section 2.10          Employee Benefit Plans.

(a)           Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of (1) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind  (excluding the Company Stock Plans and forms of agreement issued thereunder), and (3) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, stockholders, consultants, or independent contractors of the Company that are sponsored or maintained by the Company (or any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code (the “Controlled Group”)) or with respect to which the Company (or the Controlled Group) has made or is required to make (whether directly or indirectly through a leasing agreement) payments, transfers, or contributions (all of the above being individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans,” respectively).  Neither the Company nor any of its Subsidiaries has liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans.

(b)           True and complete copies of the following materials with respect to each Employee Benefit Plan have been Made Available to Parent, as applicable:  (1) the current plan document or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (2) the current determination, notification or advisory or opinion letter from the Internal Revenue Service (“IRS”), (3) the current summary plan description and all summaries of material modifications thereto and the past three annual reports and associated summary annual reports, (4) the current trust agreement, insurance contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan, and (5) any other documents, forms or other instruments reasonably requested by Parent.

(c)           Each Employee Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all Laws.  There have been no prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.

(d)           Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has heretofore been determined by the IRS to be so qualified, and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)           Neither the Company nor any of its Subsidiaries has or has had an obligation to contribute (whether directly or indirectly through a leasing agreement) to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f)           With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g)           With respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. Section 1395y(b)), the Company has complied with the secondary payer requirements of Section 1862(b)(1) of such Act.

(h)           No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i)           All contributions, transfers and payments in respect of any Employee Benefit Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.  All Options identified as “incentive stock options” are intended to qualify as incentive stock options under Section 422 of the Code.

(j)           There is no pending or threatened Action in or by any court or Governmental Authority with respect to any Employee Benefit Plan (other than routine claims for benefits).

(k)           All (1) insurance premiums required to be paid by the Company or any of its Subsidiaries with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(l)            No Employee Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (1) coverage mandated by Law or (2) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(m)           With respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (1) there is no liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated at or after the Closing Date, and (2) to the Company’s Knowledge, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding.

(n)           The Company or one its Subsidiaries has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.

(o)           All contributions required to be paid with respect to workers’ compensation arrangements of the Company or any of its Subsidiaries have been made or accrued as a liability in the Financial Statements.

(p)           The severance pay due to the employees of the Company and its Subsidiaries is fully funded or provided for in accordance with GAAP, all liabilities of the Company and its Subsidiaries in connection with its employees (excluding illness pay) were adequately accrued in the Financial Statements (in accordance with GAAP), and the Company is not aware of any circumstance whereby any employee might validly demand any claim for compensation upon termination of employment beyond the statutory severance pay or benefits to which such employee is entitled and which has been fully funded by the Company or its Subsidiaries.

(q)           Neither the Company nor any of its Subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any of its Subsidiaries, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(r)           No Employee Benefit Plan provides benefits to any individual who is not either a current or former employee of the Company or any of its Subsidiaries, or the spouse, dependent, or other beneficiary of any such current or former employee.

(s)           There is no trade or business (whether or not incorporated) (1) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (2) which together with the Company is treated as a single employer under Section 414(t) of the Code.

(t)           Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in connection with any other event (including the termination of employment or service with Parent or the Company or one its Subsidiaries following the Merger), (1) result in any payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Benefit Plan or other arrangement in effect as of the date of this Agreement entered into by the Company or one of its Subsidiaries, (2) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan or other arrangement, (3) result in the acceleration of the time of payment or vesting of any such benefits to any extent, or (4) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. Neither the Company, nor any other entity treated as a single employer with the Company under Section 280G of the Code is a party to any Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “parachute payments” within the meaning of Section 280G of the Code.  There is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on any person providing services to the Company or its Subsidiaries.

Section 2.11          Employment Matters
.
(a)           There are no claims pending against the Company or any of its Subsidiaries under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability.  There have been no claims (settled or unsettled) for injury or occupational health hazard against the Company or any of its Subsidiaries by any employee or subcontractor.

(b)           No Liability has been incurred by the Company or any of its Subsidiaries for breach of employment Contracts or consulting Contracts to which the Company or any of its Subsidiaries is a party nor has any liability been incurred under Law or otherwise for severance, unemployment compensation, golden parachute, bonus or otherwise accruing from the termination of any employment Contracts and consulting Contracts.

(c)           Section 2.11(c) of the Disclosure Schedule sets forth a true, correct and complete and accurate list of all severance Contracts, employment Contracts, independent contractor Contracts, staffing Contracts and consulting Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, copies of which have been Made Available to Parent.  Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or other labor union contract, no labor union contract or collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization.  To the Knowledge of the Company there have never been any activities or proceedings of any labor union to organize employees of the Company or any of its Subsidiaries.  There is no labor dispute, strike, slowdown, concerted refusal to work overtime or work stoppage against the Company or any of its Subsidiaries pending now, that has occurred in the past, or, to the Knowledge of the Company, threatened.   Neither the Company nor any of its Subsidiaries has or is engaged in any unfair labor practice.

(d)           Section 2.11(d) of the Disclosure Schedule is a true, correct and complete list of all officers, directors, employees (regular, temporary, part-time or otherwise), consultants and independent contractors of the Company or any of its Subsidiaries (“Workers” or “Worker”), showing each such person’s name, position, date of commencement of employment, engagement or appointment to office, rates of compensation, status as exempt or non-exempt (to the extent applicable under Law), status as employee or contract worker, whether employee is presently on a leave of absence (including the basis for such leave and the anticipated return to work date), target bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year (including any accrued, but unused vacation), and severance or termination payment obligations payable in excess of that required by applicable Law.

(e)           No Key Employee of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries of such employee’s termination of employment with the Company or such Subsidiary.  To the Knowledge of the Company, no such Key Employee intends to terminate his or her employment with the Company or any of its Subsidiaries.  The employment of each of the employees of the Company and each of its Subsidiaries is “at-will,” and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice before terminating the employment of any of their respective employees, except as may be required under Law.

(f)           The Company and its Subsidiaries have provided to Parent in Section 2.11(f) of the Disclosure Schedule true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); and all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company.  There are no written personnel manuals or handbooks, nor are there any policies, rules or procedures, currently in effect applicable to any employee of the Company or any of its Subsidiaries, other than those set forth in Section 2.11(f) of the Disclosure Schedule, true and complete copies of which have been Made Available to Parent. There are no oral or implied contracts between the Company or its Subsidiaries and any current or former employee of the Company, or any unwritten policies, practices or customs, that could reasonably be expected to entitle any current or former employee to benefits in addition to what such employee is entitled by applicable legal requirements or under the terms of the written employment agreement of such employee.

(g)           Neither the Company nor any of its Subsidiaries has any accrued unpaid liabilities relating to its employees, directors or officers other than for (1) salaries and fringe benefits since the last payroll period, (2) accrued but unused vacation and related payments, and (3) accrued but unpaid bonuses. Neither the Company nor any of its Subsidiaries has engaged any consultants, independent contractors, subcontractors or freelancers who would be entitled under law to the rights of an employee of the Company or any of its Subsidiaries, including rights to severance pay, vacation, sick pay and other employee-related statutory benefits.

(h)           There are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened or reasonably anticipated involving any Worker, group of Workers, or individual.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including but not limited to discrimination based upon sex, age, marital status, race, religion, national origin, sexual orientation, disability or veteran status) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority against the Company pertaining to any Worker.  Neither the Company nor its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency of Governmental Authority with respect to employment practices.

(i)           Company and its Subsidiaries are in compliance with the Immigration Reform and Control Act.  Section 2.11(i) of the Disclosure Schedule lists all employees of the Company and its Subsidiaries in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire.  All other persons employed by the Company in the United States are citizens or permanent residents.  Each Worker who is not a United States citizen is in compliance with all applicable visa and work permit requirements.  No visa or work permit held by a Worker will expire during the six month period after the date hereof.

(j)           The Company and each of its Subsidiaries is and has been at all times in compliance with all applicable U.S. federal, state and local Laws, rules and regulations, and is and has been at all times in compliance in all material respects with all applicable foreign Laws, respecting employment, employment practices, terms and conditions of employment, worker classification (including classification as exempt or nonexempt and classification as an employee or contractor), tax withholding, prohibited discrimination, equal employment, fair employment practices, disability accommodation, leave administration, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Workers:  (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries, and other payments to Workers, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty or failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for Workers (other than routine payments to be made in the normal course of business and consistent with past practice).  Neither the Company nor any of its Subsidiaries has any liability with respect to any misclassification of:  (a) any person as an independent contractor rather than as an employee, (b) any Worker leased from another employer, or (c) any Worker currently or formerly classified as exempt from overtime wages.  No claims have been made for discrimination, sexual or other harassment, or retaliation nor, to the Knowledge of the Company, are any such claims threatened or pending nor is there any reasonable Basis for such a claim.  There are no other current, pending, or, to the Knowledge of the Company, threatened claims related in any manner to the employment Laws, policies and practices described in this Section 2.11(j), nor, to the Knowledge of the Company, is there any reasonable Basis for any such claims.

(k)           To the extent the Company or any of its Subsidiaries utilizes temporary or staffing agencies, or any other arrangement by which the Company or any of its Subsidiaries could be considered a “joint employer” of employees, contractors, consultants, or other Persons not directly employed by the Company or its Subsidiaries, there are no claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened involving any such Person.  To the Company’s Knowledge, all such Persons have been employed in compliance with all applicable federal, state, local and foreign Laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification (including, but not limited to, classification as exempt or nonexempt and classification as an employee or contractor), tax withholding, prohibited discrimination, equal employment, fair employment practices, disability accommodation, leave administration, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work.

(l)           The Company and each of its Subsidiaries is in compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority.  Neither the Company nor any of its Subsidiaries has at any time taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act, or similar state or local law, or incurred any liability or obligation under WARN Act or any similar state or local law that remains unsatisfied.  .

(m)           The Company and each of its Subsidiaries is in compliance with all Laws governing background checks, credit checks, consumer reports, investigative consumer reports, and all other background screening practices, including making all appropriate disclosures, obtaining valid consents, limiting the sources of information requested, and only requesting such information as permitted by applicable Law.

(n)           To the Company’s Knowledge, no Worker is in violation of any term of any employment contract, non-disclosure, confidentiality agreement, or consulting agreement with the Company or any of its Subsidiaries or non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such employee to be employed by or provide services to the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(o)           Any Worker who has performed services for the Company or its Subsidiaries while classified as independent contractors (or any status other than an employee of the Company or its Subsidiaries) has satisfied the requirements of Law to be so classified, and the Company and its Subsidiaries have fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.  All such independent contractors have entered into appropriate confidentiality and invention assignment agreements in favor of Company and its Subsidiaries.

Section 2.12          Related Party Transactions.

No officer or director or, to the Knowledge of the Company, any stockholder of the Company or any of its Subsidiaries (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, (b) any interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (c) any interest in any Contract to which the Company or any of its Subsidiaries is a party, other than (i) the employment, compensation and benefit arrangements for services as an officer or director of the Company or (ii) contracts pursuant to which such officers or directors purchased Company Capital Stock or were granted Company Options; provided, however, that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any entity” for purposes of this Section 2.12.

Section 2.13          Insurance.

Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all policies of insurance and indemnity bonds issued at the request or for the benefit of the Company or any of its Subsidiaries, all of which are in full force and effect.  Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, annual premiums, named insured and limit of liability. True and complete copies of insurance binders of each listed policy have been Made Available to Parent. There is no claim pending under any of such policies or bonds.  The Company and each of its Subsidiaries benefiting therefrom is in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there is no threatened termination of, or premium increase (other than industry standard annual premium increases consistent with past practice) with respect to, any of such policies or bonds, nor is there any reasonable Basis for any such termination or premium increase.  Section 2.13 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all claims filed by the Company or any of its Subsidiaries under any such policies or bonds. The Company and each of its Subsidiaries comply with all insurance requirements under any applicable Law, and maintain in full force and effect all insurance policies required under any applicable Law.

Section 2.14          Compliance with Laws; Certain Business Practices.

(a)           The Company and each of its Subsidiaries has complied in all material respects with, is not in violation of, and has not received, nor to the Knowledge of the Company is there any reasonable Basis for, any notices of suspected, potential or actual violation with respect to, any applicable Laws or Permits with respect to the conduct of its business, or the ownership or operation of its business.  No event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any applicable Laws or Permits with respect to the conduct of the business of the Company or any of its Subsidiaries or the ownership or operation of the Company or any of its Subsidiaries. The Company or a Subsidiary of it owns or possesses all material Permits that are necessary to conduct the business of the Company and its Subsidiaries as presently conducted.

(b)           None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, distributors or agents or any other Person acting on behalf of any such Person has, with respect to the business of the Company or any of its Subsidiaries, directly or indirectly, (a) taken any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977 or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Authorities (collectively, the “FCPA”), (b) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (c) made, offered or authorized any unlawful payment to any government official or employee or any political party or campaign.  The Company has established effective internal controls and procedures with respect to compliance with the FCPA and has Made Available to Parent documentation related to such controls and procedures.

(c)           Neither the Company nor any of its Subsidiaries has applied for or received, is or will be entitled to or is or will be the beneficiary of, any grant, subsidy or financial assistance from any Governmental Authority.

(d)           During the past five (5) years, the Company and each of its Subsidiaries have conducted their export transactions in accordance with all applicable U.S. export and re-export controls, including the Arms Export Control Act (22 U.S.C. Sec. 2778), the International Traffic in Arms Regulations (22 C.F.R. Sec. 120 et seq.) (“ITAR”) , the Export Administration Regulations (15 C.F.R. Sec. 730 et seq.), U.S. economic sanctions regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and all other Laws and regulations related to export and re-export controls in any applicable jurisdiction in which the Company conducts business.  None of the Company’s products, software or technology is controlled on the Commerce Control List in the Export Administration Regulations at a level higher than Anti-Terrorism (AT) controls or described on the U.S. Munitions List in the ITAR, and such products and technology are available from competitors of the Company both within and outside of the United States.   Without limiting the foregoing:

(i)           The Company and each of its Subsidiaries have obtained or acted in accordance with all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software source code to foreign nationals located in the United States and abroad (“Export Approvals”).

(ii)           The Company and each of its Subsidiaries are in compliance with the terms of all applicable Export Approvals.

(iii)           There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals.

(iv)           To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims.

(v)           No Export Approvals for the transfer of export licenses, if any, to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(vi)           Section 2.14(d) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

(e)           Neither the Company nor any of its Subsidiaries appear on any U.S. Government restricted parties lists, including the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce's Entity List, Denied Persons List, and Unverified List, and the U.S. Department of State's Debarred List.

Section 2.15           Minute Books.

The minute books of the Company and its Subsidiaries Made Available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent thereof since its time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

Section 2.16          Brokers and Finders; Transaction Expenses.

(a)           No Person has acted as a broker, finder or financial advisor for the Company or its Affiliates in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from the Company, Parent or any of their respective Affiliates based in any way on any agreement, arrangement or understanding made by or on behalf of the Company or its Affiliates.  Section 2.16 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.  Section 2.16 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses as of the date hereof.  All Contracts with respect to Third Party Expenses have been Made Available to Parent.

(b)           As of the Closing there are no Third Party Expenses which have not been listed in full on the Third Party Expenses Report.

Section 2.17          Customers.

(a)           Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each customer of the Company that has (x) a continuing right to technical support or (y) a continuing right to Software updates, and sets forth by such customers which Company Product they have the right to continuing support or updates for, the type of remaining support they have rights for, the duration of such remaining support or updates and their rights with respect to purchases of extension of support beyond discontinuation. All contracts that contain support obligations are qualified by “commercially reasonable efforts” or some other similar standard of reasonableness with respect to customer support and response time obligations.

(b)           Except as set forth on Section 2.17(b) of the Disclosure Schedule, as of the date hereof, there are no Contracts whereby Company or any of its Subsidiaries must guarantee resolution of submitted defects or support cases within predefined timeframes nor any Contracts containing associated penalties for failure to meet such resolution times.

(c)           Except as set forth on Section 2.17(c) of the Disclosure Schedule, as of the date hereof, there are no Contracts whereby Company or any of its Subsidiaries is required to provide ongoing support and/or services beyond contract expiration or termination and/or is otherwise obligated to ongoing performance under the Contract past contract termination or expiration date.

(d)           Except as set forth on Section 2.17(d) of the Disclosure Schedule, as of the date hereof, there are no Contracts which restrict Company’s ability to provide end of life or end of support or end of commercial availability for the Software and/or related services.

(e)           Section 2.17(e) of the Disclosure Schedule contains a complete and accurate list of all current third party resellers and distributors of Company Products, broken out by type of product resold and indicating the current term of their contract and the notice period for at-will termination by the Company or one its Subsidiaries.  True, correct and complete copies of all agreements with current resellers and distributors set forth in Section 2.17(e) of the Disclosure Schedule have been Made Available to Parent. To the Company’s Knowledge, there are no variations to support obligations for customers sold to by any reseller or distributor.

(f)           Section 2.17(f) of the Disclosure Schedule contains a complete and accurate list of each customer of the Company accounting for five percent (5%) or more of the revenues of the Company (collectively, the “Key Customers”) measured over the 12-month period prior to the date hereof. No Customer has threatened to cease or materially reduce its purchases.  No customer of the Company or any of its Subsidiaries has a right to a refund of funds received by the Company or any of its Subsidiaries pursuant to any warranty or return policy.

(g)            Section 2.17(g) of the Disclosure Schedule contains a complete and accurate list of each country where the Company has sold or licensed any Company Products.

(h)           The Company does not provide any products or services, either directly or indirectly, as a prime contractor or as a subcontractor, to any Governmental Authority, nor, to the Company’s Knowledge, is any Governmental Authority an end-user of any Company Products. The Company does not have access to any U.S. Government classified information.

Section 2.18          Material Contracts.

Except for Contracts listed in Section 2.18 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any material Contract (each, together with each Contract required to be disclosed on the Disclosure Schedule pursuant to any of the representations and warranties in this Article 2, a “Material Contract”), including:

(a)           any advertising, agency, original equipment manufacturer, dealer, distributors, sales representative, joint marketing, joint development or joint venture Contract;

(b)           any Contract between the Company or any of its Subsidiaries and any Customer entered into within the last three (3) years;

(c)           any continuing Contract for the purchase of materials, supplies, equipment or services that involves the payment by the Company or one its Subsidiaries of more than $50,000 over the life of the Contract;

(d)           any Contract pursuant to which the Company or one its Subsidiaries is obligated to provide services at a total price fixed before performance of such services (but excluding warranty and maintenance Contracts);

(e)           any warranty or maintenance Contract pursuant to which the Company or one its Subsidiaries is obligated to provide services at a total price fixed before performance of such services, for which the fully burdened cost of complete performance by the Company or such Subsidiary currently exceeds or is reasonably expected by the Company to exceed such price;

(f)           any Contract that expires (or may be renewed at the option of any Person other than the Company or one its Subsidiaries such that it would expire) more than one (1) year after the date of this Agreement and involves more than $50,000 over the life of the Contract;

(g)           any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(h)           any Contract wherein or whereby the Company or one of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, such Subsidiary or another Person of the Intellectual Property Rights of any Person other than the Company or such Subsidiary and under which the liability of the Company or such Subsidiary for such obligation is not capped at $200,000;

(i)           any Contract for any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

(j)           any Contract in accordance with which the Company or one its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property and involving in the case of any such Contract more than $50,000 over the life of the Contract;

(k)           any Contract in accordance with which the Company or one its Subsidiaries is a lessor or lessee of any real property;

(l)           any Contract providing for the development of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property for the Company or one its Subsidiaries, or providing for the purchase by or license to (or for the benefit or use of)  the Company or one its Subsidiaries of any Software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, which Software, content, technology or Intellectual Property is incorporated in any product or technology of the Company or sold by the Company or any of its Subsidiaries;

(m)           any Contract with any Person with whom the Company or any of its Subsidiaries does not deal at arms’ length;

(n)           any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise (whether by merger, sale of stock, sale of assets or otherwise) and any Contract providing for an earnout, except for the sale of products or services in the ordinary course of business;

(o)           any Contract with any Governmental Authority, other than any Customer Contract;

(p)           any Contract under which the Company’s entering into this Agreement or the consummation of the Transactions would give rise to, or trigger the application of, any material rights of any third party or any material obligations of the Company or any of its Subsidiaries that would come into effect upon the consummation of the Transactions;

(q)           any Contract relating to settlement of any Action, provided, however, that any releases, immaterial in nature or amount, entered into with former employees or service providers of the Company or any of its Subsidiaries in the ordinary course of business in connection with the cessation of services to the Company are not considered settlement of an Action;

(r)           any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries;

(s)           any hedging, futures, financial options or other derivative Contract; or

(t)           any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the Transactions.

A true and complete copy of each Material Contract has been Made Available to Parent. All Material Contracts are in executed written form, and the Company or one its Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under, and neither the Company nor any of its Subsidiaries is in default in any material respect of any provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of the Company or one its Subsidiaries and, to the Knowledge of the Company, the other parties thereto. Following the Closing Date, the Surviving Corporation will maintain its rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company or such Subsidiary would otherwise be required to pay in accordance with the terms of such Material Contracts had the Transactions not occurred.

Section 2.19          Property.

(a)           Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)           The Company or one its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances (other than any Permitted Encumbrances), and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Interim Balance Sheet, and (2) liens for Taxes not yet due and payable.  The Company has Made Available to Parent a true, correct and complete copy of each of its real property leases.

(c)           The tangible assets and properties owned, leased or licensed by the Company or its Subsidiaries are in good condition and repair in all material respects (subject to normal wear and tear) and constitute all of the tangible properties necessary to conduct its business as currently conducted.

Section 2.20          Privacy and Data Security.

(a)           The Company and each of its Subsidiaries has (a) complied in all respects with its published privacy policies and internal privacy policies and guidelines and all applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information and (b) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. “Personal Identifiable Information” means any information that specifically identifies any employee, contractor, and third parties who have provided information to the Company or one its Subsidiaries, whether a living or dead individual person, including (i) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers, and (ii) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution.  There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their employees or contractors or any other Person. No Person (including any Governmental Authority) has provided any notice, made any claim, or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by the Company, any of its Subsidiaries or any of their employees or contractors and, to the Knowledge of the Company, there is no reasonable Basis for any such notice, claim, or Action.  The (i) collection, storage, processing, transfer, and sharing of Personally Identifiable Information, and (ii) the execution, delivery and performance of this Agreement and the consummation of the Merger complies (and the disclosure to and use by Surviving Corporation and Parent and its Affiliates of such Personally Identifiable Information after the Effective Time will comply) in all material respects with the Company’s applicable privacy policies described in Section 2.20 of the Disclosure Schedule and with all applicable Laws relating to privacy and data security (including any such Laws in the jurisdictions where the applicable information is collected).  The Company and its Subsidiaries have at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Laws related to privacy and data security and has filed any required registrations with the applicable data protection authority.

(b)           With respect to transactions processed in any way (including any processing, storing or communication of transaction data, credit, and/or payment card data) by the Company and its Subsidiaries on behalf of any Person prior to the Closing Date, the Company and each of its Subsidiaries is in compliance with Level 4 of the Payment Card Industry Data Security Standard (“PCI-DSS”).

Section 2.21          IT Systems.

(a)           The computer, information technology and data processing systems, facilities and services used by the Company or any of its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services used by the Company or any of its Subsidiaries (collectively, the “Systems”), are reasonably sufficient for the existing needs of the Company and its Subsidiaries.  The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from disabling codes of instructions, spyware, Trojan horses, worms, viruses or other software routines designed to cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data or other materials  (“Contaminants”) and to the Knowledge of the Company, the Company Products and the Software used by the Company or any of its subsidiaries are free of Contaminants.  All Systems, other than Software that is duly and validly licensed to the Company or one its Subsidiaries pursuant to a Company Intellectual Property Agreement listed or required to be listed in Section 2.8(d) of the Disclosure Schedule, are owned and operated by and are under the control of the Company or one its Subsidiaries and are not wholly or partly dependent on any systems, facilities or services which are not under the ownership, operation and control of the Company or one of its Subsidiaries. From and after the Closing, the Surviving Corporation will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the Systems as the Company or one its Subsidiaries would have had and been able to exercise had this Agreement, the Related Agreements and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and the Merger not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or one its Subsidiaries would otherwise have been required to pay.

(b)           In the 12-month period prior to the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of the business of the Company or its Subsidiaries.  The Company and its Subsidiaries make back-up copies of data and information critical to the conduct of the business of the Company and its Subsidiaries consistent with industry standard and conduct periodic tests to ensure the effectiveness of such back-up systems.  The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures and facilities.

Section 2.22          Bank Accounts.

Section 2.22 of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, showing (a) all banks in which the Company or any of its Subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.

Section 2.23          Board Approval.

The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent, has (a) approved this Agreement, the Related Agreements to which the Company is a party, the Merger and the other Transactions, (b) determined that this Agreement and the terms and conditions of the Merger and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, and (c) recommended that all of the stockholders of the Company adopt and approve this Agreement.

Section 2.24           Stockholder Approval.

The affirmative vote or action by written consent of (a) holders of eighty percent (80%) of the shares of Preferred Stock (voting as a single class on an as-converted basis),  (b) holders of a majority of the Company Common Stock (including the holders of Preferred Stock voting on an as-converted basis) and (c) holders of a majority of the Company Common Stock (not including the holders of Preferred Stock) are the only votes (or consents) required of the Company’s stockholders to adopt this Agreement under the DGCL, the CGCL, the Charter, the Company’s bylaws or any Contract to which the Company is a party ((a) and (b) together, the “Required Vote”).

Section 2.25          HSR Filing.

No notification or filing with any Governmental Authority has been made or needs to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other US or foreign antitrust, competition or premerger notification, or trade regulation law, regulation or order as a result of the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub.

Section 2.26          Environmental Matters.

(a)           The following terms, as used herein, have the following meanings: “Environment” means any and all environmental media, including ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location. “Environmental Law” means any and all federal, state, local, and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof. “Environmental Permits” means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law. “Hazardous Substance” means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes petroleum and its derivatives and by-products, and any other hydrocarbons. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

(b)           Except as disclosed in Section 2.26 of the Disclosure Schedule:

(i)           The Company and its Subsidiaries have complied and are in compliance with all Environmental Laws and Environmental Permits, except where the failure to so comply could not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(ii)           The Company and its Subsidiaries have applied for and received all Environmental Permits required in connection with its business, except where the failure to apply for or hold such Environmental Permits could not, individually or in the aggregate, have a Material Adverse Effect on the Company. Section 2.26 of the Disclosure Schedule sets forth a list of all such Environmental Permits held by the Company and its Subsidiaries, each of which is in full force and effect and will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The consummation of the Merger will not require any filing, notice or compliance under any Environmental Law relating to the transfer of property and no transfer of any Environmental Permits will be required.

(iii)           No written notice, notification, demand or request for information has been received by the Company or its Subsidiaries, and, no citation, summons or order has been issued, and to the Knowledge of the Company, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of the Company, threatened, by any Governmental Authority with respect to any (A) alleged violation by the Company or its Subsidiaries of any Environmental Law or Environmental Permit, or any liability thereunder, (B) alleged failure by the Company or any Subsidiary to have any Environmental Permit, or (C) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by the Company or its Subsidiaries.

(iv)           Neither the Company nor any Subsidiary has stored, handled or transported or Released any Hazardous Substance on any property now or previously owned or leased by the Company or its Subsidiaries in violation in any material respect of applicable Environmental Laws.

(v)           There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for the Company or its Subsidiaries, or to the Company’s Knowledge, relating to any property or facility now or previously owned or leased by the Company or its Subsidiaries that have not been Made Available to Parent.

(vi)           Each of the Company and its Subsidiaries is, and has at all times been, in compliance with all Environmental and Safety Laws, and there are no liabilities of the Company or its Subsidiaries under any Environmental and Safety Law or any Hazardous Materials, and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the Basis for any such liability.

Section 2.27          Representations.

No representation or warranty of the Company in this Agreement, nor any certificate or any other of the Company’s deliveries to Parent furnished or to be furnished by the Company to Parent pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date, will contain any untrue statement of a material fact, or omits to state or, on the Closing Date, will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1            Organization and Power.

Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Parent.  Neither Parent nor Merger Sub is in violation of any provision of such entity’s respective organizational documents and no changes thereto are pending.

Section 3.2             Authorization; Enforceability.

Parent and Merger Sub each has the power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements to which such entity is a party and to consummate the Transactions.  The execution, delivery and performance of this Agreement and any Related Agreements to which Parent or Merger Sub, as applicable, is a party and the consummation of the Transactions by each of Parent and Merger Sub of this Agreement and any Related Agreements to which such entity  is a party have been duly authorized by all requisite corporate or comparable organizational action on the part of such entity and its stockholders, and no further action is required on the part of the Parent or Merger Sub to authorize this Agreement, any Related Agreements to which such entity is a party or the consummation of the Transactions.  This Agreement and any Related Agreements to which  Parent or Merger Sub, as applicable, is a party have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, represent the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 3.3            Noncontravention.

(a)           The execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub will not (i) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in accordance with any provision of the organizational documents of Parent or Merger Sub, (ii) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both) any Contract, Permit or Law applicable to Parent or Merger Sub, or (ii) otherwise have an adverse effect upon the ability of Parent or Merger Sub to consummate the Transactions.

(b)           No Permit or Order of, or registration or filing with or declaration or notification to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions, except for the filing of the Certificate of Merger.

Section 3.4             Merger Sub.  Merger Sub is a wholly owned indirect subsidiary of Parent formed for the purposes of effecting the Merger. There is no agreement outstanding pursuant to which any Person has any existing or contingent right to acquire any stock of Merger Sub. Merger Sub owns no assets, has no Liabilities and has conducted no activities other than those related to the Merger.

Section 3.5             Financing.  Parent has immediately available funds sufficient to consummate the Transactions as of the Closing and acknowledges and affirms that it is not a condition to Closing or to any of its other obligations under this Agreement or any Related Agreement that Parent obtain financing for or relating to any of the Transactions contemplated hereunder.

Section 3.6             Restricted Parties. Neither Parent nor Merger Sub appears on any U.S. Government restricted parties lists, including, the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce's Entity List, Denied Persons List, and Unverified List, and the U.S. Department of State's Debarred List.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.1            Conduct of Business of the Company.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date:

(a)           The Company will, and will cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Parent);

(b)           The Company will and will cause each of its Subsidiaries to , (1) pay all of its debts and Taxes when due, except to the extent such debts or Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves according to GAAP have been established, (2) pay or perform its other obligations when due and use commercially reasonable efforts to pay all accounts payable of the Company and its Subsidiaries prior to Closing, (3) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business; (4) sell products and services consistent with past practices as to license, service and maintenance terms and incentive programs; (5) recognize revenue consistent with past practice and policies and in accordance with GAAP, (6) pay any accrued bonuses or commissions payable after the date hereof and before the Effective Time in the ordinary course of business and (7) use commercially reasonable efforts consistent with past practice to (A) preserve intact its present business organizations, (B) retain the services of its present officers and other senior employees, and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses will be unimpaired at the Closing Date;

(c)           The Company will , and will cause each of its Subsidiaries to promptly notify Parent of any change, occurrence or event not in the ordinary course of business of the Company and its Subsidiaries, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, has had or could reasonably be expected to have a Material Adverse Effect on the Company or which is reasonably likely to cause any of the conditions in Article 5 not to be satisfied; and

(d)           The Company will use commercially reasonable efforts to, and will cause each of its Subsidiaries to use commercially reasonable efforts to, ensure that each of the Contracts entered into on or after the date hereof by it will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Transactions.

Section 4.2             Restrictions on Conduct of Business of the Company.

Without limiting the generality or effect of Section 4.1, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company will not, and will cause each of its Subsidiaries not to, cause or permit any of the following (except to the extent expressly provided otherwise herein, as expressly consented to in writing by Parent or as required by applicable Law (in which case the Company will notify Parent before taking any such action)):

(a)           Cause or permit any amendments to its charter documents;

(b)           Declare, set aside or pay any dividends (except for the Closing Dividend) on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;

(c)           Amend or change the period of exercisability or vesting of Company Options or rights granted under any Company Stock Plan (other than any acceleration thereof in connection with the Closing) or the vesting of the securities purchased or purchasable under such options or rights, amend or change any other terms, including the exercise price or base value, of such options or rights or authorize cash payments in exchange for any such options or rights or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any Company Capital Stock;

(d)           Except as permitted by Section 4.2(i), enter into, amend, violate, terminate or otherwise modify, change in any material respect the course of performance or payments thereunder, or waive any of the material terms of any Contract that (i) is a Material Contract (other than Contracts entered into in the usual, regular and ordinary course, provided that the amount of each such Contract is not exceeding $100,000) or (ii) if entered into before the date hereof, would be required to be disclosed pursuant to Section 2.7; in each case other than any Contract, amendment, termination, modification or waiver related to payments of Company Indebtedness or Third Party Expenses;

(e)           Terminate any Contract with any reseller, distributor or agent, where such termination would reasonably be expected to trigger any payment by the Company to such reseller, distributor, original equipment manufacturer or agent pursuant to such Contract or under applicable Law;

(f)           Issue or grant any securities or agree to issue or grant any securities (except in respect of the exercise of any Company Option (provided that in the case of a net exercise of any Company Option, the then current market value of the Common Stock as implied by the Merger Consideration and the status of the Transactions must be used in the applicable net exercise calculation) or Warrant outstanding as of the date hereof);

(g)           Hire or terminate the employment or engagement of any employees, consultants or independent contractors, except pursuant to offer letters or consulting Contracts entered into prior to the date hereof; enter into, or extend the term of, any employment or consulting Contract with any Person, except pursuant to commitments existing prior to the date hereof; or increase the salaries, wage rates or fees of any employees, consultants or independent contractors, except as may be required by applicable Law, pursuant to commitments existing prior to the date hereof;

(h)           Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business;

(i)           Transfer or license to any Person (including through a reseller agreement) any rights to any Company Intellectual Property (other than in the ordinary course of business in connection with the license or sale of any of the Company Products or services to customers; provided that, notwithstanding past practice, in no event will the Company disclose, provide or license any Company Source Code to any third party or include in any such transfer or license any obligation, right or option to deposit the Company Source Code in escrow);

(j)           Enter into, participate in, establish or join any new standards-setting organization, collaborative effort with a university or industry body or consortium, or other multi-party special interest group or activity;

(k)           Enter into or amend any Contract (including any original equipment manufacturing or reseller Contract) in accordance with which any third party is granted marketing, resale or distribution rights of any type or scope with respect to any Company Product or Company Intellectual Property;

(l)           Sell, lease, license or otherwise dispose of or create, extend, grant or issue any Encumbrance (other than any Permitted Encumbrance) over any of its properties or assets (other than in the ordinary course of business in connection with the license or sale of any Company Product; provided that, notwithstanding past practice, in no event will the Company disclose, provide or license any Company Source Code to any third party or include in any such transfer or license any obligation, right or option to deposit the Company Source Code in escrow);

(m)           Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(n)           Enter into any operating lease or lease, sublease or license of real property;

(o)           Pay, discharge or satisfy, in an amount in excess of $25,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise arising other than in the ordinary course of business and not in violation of this Agreement), other than (i) payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements, (ii) payment of Company Indebtedness or Third Party Expenses, or (iii) payment of accounts payable of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, in each case upon prior notice to Parent;

(p)           Make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases;

(q)           Reduce the amount of any insurance coverage provided by existing insurance policies;

(r)           Terminate or waive any right or claim in an amount in excess of $100,000;

(s)           Adopt or amend any employee or compensation benefit plan, including any share purchase, share issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (other than any acceleration of Company Options in connection with the Closing), except in each case as required by applicable Law or as necessary to maintain the qualified status of such plan under the Code, or pay any special bonus or special remuneration to any employee or non-employee director (other than payments that are triggered by the Transactions or that are disclosed in the Disclosure Schedule), increase the salaries or wages related to its employees (other than increases consistent with the compensation plan for the year of 2015 and budget Made Available to Parent prior to the date hereof, and approved by Parent), make any changes in, or deviate from, the compensation plan for the year of 2015 (as Made Available to Parent prior to the date hereof) or add any new members to the board of directors or similar governing body of the Company or any of its Subsidiaries;

(t)           Grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person;

(u)           Settle or commence any Action other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence an Action would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent before the filing of such Action;

(v)           Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(w)           Make or change any election in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or take any other action, or omit to take any other action, that would have the effect of increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or reducing any Tax asset or accrual of Tax under FASB Interpretation No. 48;

(x)           Alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(y)           Defer the payment by the Company of any accounts payable (other than any payment of Company Indebtedness or Third Party Expenses), or accelerate the payment of any accounts receivable, of the Company or any of its Subsidiaries, in each case where such payments exceed $50,000 in the aggregate; or

(z)           Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any action which could reasonably be expected to (i) make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect, (ii) prevent the Company from performing or cause the Company not to perform in any material respect one or more covenants required hereunder to be performed by it, or (iii) delay the consummation of the Merger or the Transaction.

Section 4.3             Access to Information.

(a)           Until the earlier of the termination of this Agreement and the Closing Date, (i) the Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to (A) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and (B) all other information concerning the business, intellectual property, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request, and (ii) the Company will provide to Parent and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request. At or before Closing, the Company will deliver a copy of all documents in the electronically accessible data room provided in connection with the Transactions (the “Data Room”) to Parent electronically or on compact disc or DVD.

(b)           Until the earlier of the termination of this Agreement and the Closing Date, the Company will cause the officers, counsel or other representatives of it and its Subsidiaries to promptly notify Parent of, and to discuss from time to time as requested by Parent with one or more representatives of Parent during ordinary business hours, any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing business and operations of the Company and its Subsidiaries.  To the extent Parent requests further information or investigation of the Basis of any potential violations of applicable Law the Company shall cooperate with such request and shall make available any personnel or experts engaged by the Company necessary to accommodate such request.

(c)           No information or knowledge obtained in any investigation in accordance with this Section 4.3 will affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or any party’s rights hereunder (including rights under Article 7).

(d)           The Company will (i) notify Parent in writing promptly after learning of any Action by any Governmental Entity or other third party initiated by or against the Company or any of its Subsidiaries, or known by the Company to be threatened, against the Company, any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”); (ii) notify Parent of ongoing material developments in any New Litigation Claim; and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim.  The Company will, and will cause each of its Subsidiaries to, promptly notify Parent of any change, occurrence or event not in the ordinary course of business of the Company and its Subsidiaries, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company or which is reasonably likely to cause any of the conditions in Article 5 not to be satisfied.

Section 4.4             Confidentiality.  The parties acknowledge that Parent and the Company executed a non-disclosure agreement last dated January 14, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.  The parties further acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Related Agreements and the documents and instruments contemplated hereby and thereby, shall constitute “Proprietary Instruments” under and within the meaning of the Confidentiality Agreement.  The parties acknowledge that in connection with the filing of its annual report with the SEC, Parent may be required to file the Agreement, the Related Agreements and the documents and instruments contemplated hereby and thereby. If Parent is required to file the Disclosure Schedule (which such term shall not include, for avoidance of doubt and for the purpose of this Section 4.4, the Company's financial statements) with the SEC or any similar or equivalent Governmental Authority in any jurisdiction outside the United States, Parent shall use commercially reasonable efforts to obtain confidential treatment therefor. Furthermore, this Section 4.4 shall in no way be construed as to restrict or limit Parent in its compliance with its relevant obligations of disclosure under Tel Aviv Stock Exchange Ltd. and NASDAQ Stock Market rules, or any applicable securities laws.

Section 4.5             Public Announcements. The Company will not, and will cause its stockholders, officers, counsel, advisors, employees and any other representatives not to, issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions without prior approval of Parent, except (x) as required by applicable Law, including to the extent disclosure is required by the Company’s stockholders to their respective Tax, legal or financial advisors for purposes of complying with such stockholders’ Tax obligations or other reporting obligations under Law arising out of the Transactions and (y) to the extent disclosure is made by a Company stockholder that is a venture capital fund to its partners, subject to a duty of confidentiality, and is limited to the results of such stockholder’s investment in the Company and such other information as is required to be disclosed by such stockholder pursuant to its partnership agreement, limited liability company agreement or comparable organizational agreement.  To the extent practicable, Parent shall consult with the Company prior to issuing or causing the publication of any press release or other disclosure prior to the Effective Time with respect to this Agreement or the Transactions and shall give the Company reasonable opportunity to review such press release or other disclosure, provided, however, that any such press release or other disclosure shall be made by Parent in its sole discretion.

Section 4.6            Consents; Cooperation; Information Statement to Stockholders.

(a)           Parent, Merger Sub and the Company each will take commercially reasonable actions necessary to (i) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (ii) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Transactions, and (iii) obtain (and cooperate with the other parties hereto in obtaining) any consent, waiver, approval, Order or authorization of, or any registration, declaration or filing with, any Person, required to be obtained or made in connection with the Transactions, all of which are required to be listed in Section 2.3(c) of the Disclosure Schedule. The Company shall use its commercially reasonable efforts to cause any Contracts for which such consent, waiver, approval, Order, authorization, registration, declaration or filing was sought to remain in full force and effect, so as to preserve all rights of and benefits to the Company under such Contracts after the Effective Time.  The Company shall provide to Parent evidence of any such consents, approvals, Orders, authorizations, registrations, declarations or filings that are obtained.

(b)           As promptly as practicable after the date of this Agreement (and in no event more than four (4) days after the date of this Agreement) and in compliance with the DGCL, the Company shall prepare an information statement, which shall be subject to Parent’s review and approval (which shall not be unreasonably withheld), providing notice to the Company’s stockholders and including a description of the approval of this Agreement, the Merger and the Transactions by the Company’s board of directors and the Company’s stockholders, a description of the Company stockholders’ appraisal, dissenters’ or similar rights in regard to the Merger under the DGCL and the CGCL and a description of the payments (if any) that are subject to the 280G Stockholder Approval (the “Information Statement”). The Company shall: (i) cause the Information Statement to comply with the DGCL and the CGCL; (ii) include in the Information Statement all changes reasonably proposed by Parent; and (iii) cause the Information Statement together with the Letter of Transmittal to be mailed to the Company’s stockholders of record as of the date of this Agreement as promptly as practicable following the date of this Agreement but no later than seven (7) days after the date hereof.  Parent will cooperate with the Company in the preparation of the Information Statement and will provide all information reasonably required to be provided by it for inclusion in the Information Statement. The information furnished by the Company in any document mailed, delivered or otherwise furnished to the Company stockholders in connection with the solicitation of their consent to, and approval of, this Agreement and the Merger, including the Information Statement will not contain any untrue statement of a material fact and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information furnished by Parent for inclusion in the Information Statement will not contain any untrue statement of a material fact and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.7            No Solicitation.

From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will not, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company not to, directly or indirectly, take any action to solicit, initiate, seek, entertain, encourage, support, assist, participate in any negotiations or communications regarding, or cooperate with any inquiry, proposal or offer from, or furnish any information to, any third party regarding any merger, recapitalization or consolidation with or involving the Company or any acquisition of stock or right to acquire stock (including any conversion right) or acquisition or exclusive license of any assets of the Company or any financing transaction (including the filing of a registration statement with the SEC) or any other similar transaction the consummation of which would interfere with the Company’s ability to consummate the transactions contemplated hereby (an “Acquisition Transaction”).  Upon execution of this Agreement, the Company will, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Parent) that are in respect of an Acquisition Transaction.   From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, the Company will, and will cause the officers, directors, employees, financial advisors, representatives, agents and Affiliates of the Company to, promptly (and in no event later than twenty four (24) hours after receipt thereof) notify Parent in writing of any proposal for, or inquiry respecting, any Acquisition Transaction or any request for nonpublic information in connection with such proposal or inquiry, or for access to the properties, books, or records of the Company by any person or entity that informs the Company that it is considering making, or has made, such a proposal or inquiry.  Such notice shall indicate the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry in reasonable detail. The Company will keep Parent informed on a reasonably current basis (and, in any event, within twenty four (24) hours) of the status and details of any material modifications to any such proposal, offer or request.

Section 4.8            Merger Notification.

(a)           To the extent applicable, as soon as may be reasonably practicable, the Company and Parent shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Merger and the other Transactions. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Authority under this Section 4.8 to comply in all material respects with applicable Law.

(b)           The Company and Parent each shall use commercially reasonable efforts to promptly (i) supply each other with any information which reasonably may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.  Except where prohibited by applicable Law, the Company shall consult with Parent prior to taking a position with respect to any such filing, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any investigations or proceedings in connection with this Agreement or the Transactions, coordinate with Parent in preparing and providing such information and promptly provide Parent (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Authority in connection with this Agreement and the Transactions.  Where applicable, Parent shall have principal control over the strategy for interacting with such Governmental Authorities in connection with the matters contained in this Section 4.8.

(c)           Each party hereto shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 4.8, each party will promptly inform the other parties hereto of such occurrence and Company will cooperate with Parent in filing with the applicable Governmental Authority such amendment or supplement.

(d)           Notwithstanding anything to the contrary contained herein, Parent shall not be required to agree to any Action of Divestiture.  Nothing herein shall require Parent to litigate with any Governmental Authority.

Section 4.9             Notification. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 6.1, (a) the Company will, and will cause each of its Subsidiaries to, notify Parent promptly after becoming aware of any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or before the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is required to be disclosed in order that such schedule be complete and correct in all material respects, (b) Parent and the Company will each notify the other promptly of the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause (i) any representation or warranty made by it in this Agreement to be untrue or inaccurate in any material respect, (ii) any condition of the other party set forth herein to be unsatisfied in any material respect, or (iii) any material failure of such notifying party, any Affiliate of such notifying party or any of their respective representatives to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  No provision of, and no information provided under, this Section 4.9 will, or will be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the parties hereto to consummate the Transactions or any party’s rights hereunder (including rights under Article 7).

Section 4.10          Spreadsheet.  The Company will cause to be prepared and delivered to Parent, at least two (2) Business Days before the Closing, a spreadsheet, in a form reasonably acceptable to Parent and the Payment Agent (the “Spreadsheet”), dated and setting forth as of the Closing, the following information relating to the holders of Company Capital Stock, other securities convertible into Company Capital Stock and Company Options:  (a) the names and addresses, to the extent practicable, of all such; (b) the number and type of Company Capital Stock or other securities held by, or subject to the Company Options held by, such Persons and, in the case of outstanding Company Capital Stock, the respective certificate numbers; (c) the exercise price per share in effect as of the Closing Date for each Company Option and Warrant; (d) the conversion price per share in effect as of the Closing Date for any securities that are convertible into Company Capital Stock and the type of Company Capital Stock into which the securities are convertible; (e) the tax status under Section 422 of the Code of each Company Option; (f) the cash amount payable to such holder in respect of the cancellation of such holder’s Company Capital Stock, Company Options or other securities pursuant to Section 1.4 or Section 1.6; (g) the dollar amount contributed to the Closing Escrow Amount and the Pro Rata Portion thereof of each holder; (h) the dollar amount contributed to the Representative Expense Fund and the Pro Rata Portion thereof of each holder; (i) the amount of the applicable required Tax withholdings as of the date the Spreadsheet is provided attributable to each holder of Company Capital Stock and Company Options; (j) the following information with respect to each share of the Company Capital Stock acquired by stockholders for cash on or after January 1, 2011, for federal tax purposes: (A) the date such shares of Company Capital Stock were originally purchased (or the holding period otherwise started), (B) such stockholder’s cost basis in such shares of the Company Capital Stock, and (C) the amount of gain or loss on the sale of such shares of Company Capital Stock pursuant to the Merger and whether such gain or loss is classified as short-term or long-term; and (k) the Per Share Series A-1 Liquidation Preference, the Per Share Series A-2 Liquidation Preference and the Per Share Series B Liquidation Preference.

Section 4.11          Expenses.

(a)           Whether or not the Merger is consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on its or its Subsidiaries behalf in connection with the Merger, including:

(i)           all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions or any Acquisition Transaction (including the preparation of the Estimated Statement, the Interim Balance Sheet and the Closing Balance Sheet);

(ii)           other than accounting liabilities, not requiring cash settlement, associated with the acceleration of any Company Options, any severance, termination, release, bonus (including the Aggregate Employee Transaction Bonus Amount) or similar change-in-control payments to employees, consultants or other service providers payable by the Company or any of its Subsidiaries as a result of or otherwise in connection with the Closing, and the Company’s share of the payroll and employment-related Taxes due in respect thereof;

(iii)           all accrued vacation for Company’s or any of its Subsidiaries’ employees (including the employees of Woowon Technology Co., Ltd. employed solely for the benefit of the Company or any of its Subsidiaries) that is accrued as of the Closing Date and the Company’s or any of its Subsidiaries’ share of the payroll and employment-related Taxes due in respect thereof, other than up to forty (40) hours of accrued vacation per employee on an individual basis;

(iv)           all premiums, fees and other expenses in connection with the D&O Insurance;

(v)           the portion of all fees, commissions, bonuses or other payments payable (whether or not due) to any of the Company’s or its Subsidiaries’ contractors, outside service providers, agents, distributors or consultants, in connection with any Company Product sold by the Company or its Subsidiaries (whether directly, or indirectly through a distributor or a reseller), proportional to any cash payments actually received by the Company in respect of such Company Products;

(vi)           (A) all fees, commissions, bonuses or other payments payable (whether or not due) in connection with any Company Product sold by the Company or its Subsidiaries prior to the Closing Date (whether directly, or indirectly through a distributor or a reseller), provided that such Company Product was partially of fully paid as of the Closing Date and (B) any and all amounts earned but not yet paid as bonuses earned by the employees of the Company or its Subsidiaries, with respect to the period between January 1, 2015 and the Closing Date, in each case to any of individuals set forth on Schedule 4.11(a)(vi); provided that if, as a result of the operation of this clause (vi), any such payments are made prior to the recording of the related expense in accordance with GAAP, then such payments shall be recorded as pre-paid expenses on the Closing Balance Sheet;

(vii)           the Company’s share of the payroll and employment-related Taxes due in respect of the payments made to holders of In-the-Money Options pursuant to Section 1.6(a)(i)(A); and

(viii)           any payments in connection with any change in control obligations or any payment or consideration arising under any consents, waivers or approvals of any party under any Contract listed in item 7 of the Company’s deliveries to Parent on Exhibit G (collectively with the fees, expenses and payments described in this Section 4.11(a), the “Third Party Expenses”).

(b)           At or prior to the Closing, the Company shall pay all outstanding Third Party Expenses whether any such Third Party Expense shall have become due as of the Closing or not. At least one (1) Business Day prior to the Closing, the Company shall deliver to Parent (i) a detailed report of all Third Party Expenses (the “Third Party Expenses Report”), setting forth the amount and date of payment and (ii) a release from each party to which such payment in the amount of $50,000 or more was made, in a form reasonably acceptable to Parent, releasing the Company from any further liability with respect to any such Third Party Expense or any other indebtedness or liability to such party (each, a “Third Party Expense Release”).

(c)           Third Party Expenses shall not be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent.

Section 4.12          Indebtedness.

(a)          At or prior to the Closing, the Company shall pay all outstanding Company Indebtedness (including the Bridge Loan and any amounts owed under the Buy-Out Warrant) whether any such Company Indebtedness shall have become due as of the Closing or not. At least one (1) Business Day prior to the Closing, the Company shall deliver to Parent (i) a detailed report of all Company Indebtedness (the “Company Indebtedness Report”), setting forth the amount and date of payment for each such Company Indebtedness;  and (ii) a release or payoff letter from each party to which such payment is made, in a form reasonably acceptable to Parent, releasing the Company from any further liability with respect to any such Company Indebtedness or any other indebtedness to such party and providing, if applicable, for the release of any Encumbrances associated with such Company Indebtedness and the termination of all other obligations associated therewith upon the payment of such outstanding amounts (each, a “Company Indebtedness Release”).

(b)           Notwithstanding Section 4.12(a) or anything else herein to the contrary, in the event that the Company’s cash position at the Closing is not sufficient to pay in full the Aggregate Employee Transaction Bonus Amount, the Third Party Expenses and the Company Indebtedness (subject to the provisions of Section 1.9 above and the requirement to meet the Net Working Capital Target), the Company may choose, at its sole discretion, not to repay all or a portion of the outstanding Company Indebtedness in order to be able to pay the Aggregate Employee Transaction Bonus Amount. In such case, the Unpaid Company Indebtedness shall be deducted from the Merger Consideration pursuant to Section 1.4(c)(vi)(D).

Section 4.13          Section 280G Matters.

(a)           The Company shall obtain and deliver to Parent, prior to the initiation of the procedure described in Section 4.13(b), a waiver, in substantially the form attached hereto as Exhibit F, from each Person who is, with respect to the Company or any other entity treated as a single employer with the Company under Section 280G of the Code, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Transactions and who would otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from the Company or any of its Subsidiaries, or from Parent or any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code, under Section 280G of the Code as a result of the Closing or the consummation of the Merger (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger).  By the execution of such waiver agreement, the Person executing the waiver shall agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the Company’s stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(b)           The Company shall submit the payments which are waived pursuant to the waiver agreements described in Section 4.13(a) to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.  Such approval shall, in accordance with such provisions, be a separate vote from any vote to approve this Agreement, the Merger or any of the other Transactions.

Section 4.14          Termination of Financing Statements.  The Company shall cause (a) Form UCC3 financing statement amendments to be filed terminating any related Form UCC1 financing statement filed to perfect security interests in assets of the Company that have not yet expired and (b) all Encumbrances (other than Permitted Encumbrances) on assets of the Company to be released prior to or simultaneously with the Closing as evidenced in form(s) reasonably acceptable to Parent.

Section 4.15          Employees.

(a)           Parent currently plans (but is not under any obligation) to retain all or most employees employed by the Company and its Subsidiaries as of the Closing Date; provided, however, that neither Parent nor Merger Sub (including the Surviving Corporation) shall have any obligation to retain or make an offer of continued employment to any employee of the Company or any of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, no continuing employee or other employee of the Company or any of its Subsidiaries shall be deemed in such capacity to be a third-party beneficiary of this Agreement.

Section 4.16          Tax Matters.

(a)           Tax Returns.  Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiaries for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date (each, a “Pre-Closing Tax Period”) that are filed after the Closing Date. The Indemnifying  Securityholders shall pay or cause to be paid to Parent the amount of Taxes shown as due on each such Tax Return that is attributable to a Pre-Closing Tax Period within twenty (20) days of the filing of the Tax Return reflecting such Taxes.  Such Taxes shall be paid first from the Escrow Fund and thereafter from the Indemnifying Securityholders pursuant to Section 7.2(a)(iv) below. Except as otherwise required by applicable Law, such Tax Returns shall be prepared in accordance with the past custom and practice of the Company in preparing its Tax Returns.  Parent shall permit the Representative to review and comment on each such Tax Returns at least twenty (20) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Representative.  Except as required by applicable Law, Parent shall not amend any previously-filed Tax Return of the Company or its Subsidiaries for any Pre-Closing Tax Period that would result in an increase in the Tax liability of the Company’s securityholders or that would give rise to an indemnification claim pursuant to this Agreement without the written consent of the Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(b)           Tax Claims.  If, subsequent to the Closing, Parent or any of the Company and its Subsidiaries receives notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which any of the Indemnifying Securityholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Parent or any of the Company and its Subsidiaries, as the case may be, shall give written notice of such Tax Claim to the Representative.  Parent shall keep the Representative reasonably informed of all developments regarding any Tax Claim on a timely basis and Parent (or the Company or its Subsidiaries, as applicable) shall not enter into any settlement of or otherwise compromise any Tax Claim that may increase the Tax liability of the Indemnifying Securityholders or that would give rise to an indemnification claim pursuant to this Agreement without the Representative’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid by the Indemnifying Securityholders when due, and the party responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(d)           FIRPTA Compliance. The Company shall, as soon as practicable prior to Closing, deliver to Parent the following:  (i) a certificate, in a form reasonably acceptable to Parent, to the effect that shares of Company Capital Stock are not “U.S. real property interests” within the meaning of Section 897 of the Code, and (ii) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

(e)           Termination of Tax Sharing Agreements. All Tax sharing, allocation, indemnity or similar agreements with respect to or involving the Company and/or its Subsidiaries shall be terminated as of the Closing Date.

(f)           Termination of Powers of Attorney.  Any power of attorney with respect to Taxes or Tax Returns of the Company shall be terminated as of the Closing Date.

(g)           Cooperation.  Parent, Company and the Representative shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return required of the Company, and the defense of any Tax Claim.  Such cooperation shall include taking commercially reasonable actions to minimize the amount of any applicable Tax, including by obtaining and providing appropriate forms, providing records and information that are reasonably relevant to any such Tax Return of Tax Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Parent, Company and the Representative agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax Authority.

Section 4.17          Termination of Contracts. The Company shall cause (i) the Contracts listed in Schedule 4.17(a) to be terminated and be of no further effect as of the Closing Date, and (ii) each current and former employee, consultant or contractor of the Company listed in Schedule 4.17(b) to execute a confirmatory proprietary information and intellectual property assignment agreement, in each case in form and substance satisfactory to Parent.

Section 4.18          Director and Officer Liability and Indemnification.

(a)           If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers (and, for further clarity, excluding any venture capital fund, fund, or other entity) (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and pursuant to the Company’s Charter Documents in effect on the date hereof (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time.  Any claims for indemnification made under this Section 4.18(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.  However, the foregoing covenants under this Section 4.18(a) shall not apply to any claim or matter that relates to (i) a willful or intentional breach of a representation, warranty or covenant in connection with this Agreement or the transactions contemplated hereby by such Company Indemnified Party, (ii) a willful or intentional breach of a representation, warranty or covenant made in connection with this Agreement or the transactions contemplated hereby by or on behalf of the Company, provided that, in the case of any Company Indemnified Party who is not a current officer of the Company, such Company Indemnified Party participated in or would reasonably be expected to have knowledge of such willful or intentional breach of a representation, warranty or covenant, or (iii) recovery from such Company Indemnified Party as an Indemnifying Securityholder in connection with a claim for indemnification made by an Indemnified Person under Article 7.  For the avoidance of doubt, and notwithstanding any provision to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party shall be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy. Any recourse under this Section 4.18(a) shall first be against the D&O Insurance until it is exhausted before recovery against the Surviving Corporation shall take place and the aggregate liability of the Surviving Corporation under Section 4.18(a) to all Company Indemnified Parties shall in no event exceed the amount of stockholders’ equity shown on the Closing Balance Sheet.

(b)           Prior to the Closing Date, the Company may purchase, at its sole expense, an insurance “tail” or “run-off” coverage on the existing policies of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (“D&O Insurance”), provided, however, that if the Company purchases such D&O Insurance: (i) in addition to any other named beneficiaries therein, the Company shall also be designated as a beneficiary in the D&O Insurance Policy and (ii) the Company shall provide Parent with a true and complete copy of the D&O Insurance policy at the Closing.

Section 4.19          Further Assurances.  On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use commercially reasonable efforts, and will cooperate with each other parties hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article 5. Without limiting the foregoing and subject to the terms of this Agreement, if an Order preventing the consummation of any of the Transactions will have been issued by a court of competent jurisdiction, each party hereto will use its commercially reasonable efforts to have such Order lifted; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any Law or Order governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”).  Each party hereto, at the reasonable request of the other parties hereto, will execute and deliver such documents and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.

ARTICLE 5

CONDITIONS TO THE MERGER

Section 5.1             Conditions to Obligations of Each Party.

The respective obligations of each party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which to the extent permitted by applicable Law may be waived in a written agreement of the Company and Parent (for itself and Merger Sub):

(a)           No Injunctions or Restraints; Illegality.  No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, and no Action will have been brought or be pending or threatened in writing by a Governmental Authority seeking any of the foregoing. No Action taken by any Governmental Authority and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b)           Governmental Approvals. Parent and the Company will have obtained from each applicable Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

Section 5.2            Additional Conditions to Obligations of the Company.

The obligations of the Company to consummate the Transactions will be subject to the satisfaction, or written waiver by the Company, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of the Company and capable of being waived by the Company in its sole discretion without notice, liability or obligation to any Person):

(a)           Representations, Warranties and Covenants of Parent and Merger Sub. Each of the representations and warranties made by Parent and Merger Sub in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Parent and Merger Sub in this Agreement will be true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Each of Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.

(b)           Receipt of Closing Deliveries. The Company will have received each of the agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit G, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing the same.

Section 5.3             Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Transactions will be subject to the satisfaction, or written waiver by Parent, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Parent and Merger Sub and capable of being waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a)           Representations, Warranties and Covenants of the Company. Each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by the Company in this Agreement will be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier shall not apply to the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.23 and Section 2.24, each of which individually shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct in all respects as of such specified date or time). The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Company at or before the Closing.

(b)           Receipt of Closing Deliveries.  Parent will have received each of the other agreements, instruments and other documents required to have been delivered to it at or before the Closing as set forth in Exhibit G, and all such agreements, instruments and other documents will continue to be effective and will not have been revoked by the Persons executing same.

(c)           Injunctions or Restraints on Conduct of Business.  No Order or other legal or regulatory provision limiting or restricting Parent’s ownership, conduct or operation of the business of the Company following the Closing Date will be in effect, nor will any Action or request for additional information before any Governmental Authority seeking any of the foregoing, seeking to obtain from Parent or the Company or any of their respective Affiliates in connection with the Transactions any damages, or seeking any other relief that, following the Merger, could reasonably be expected to materially limit or restrict the ability of the Company or any of its Subsidiaries to own and conduct the assets and businesses owned and conducted by the Company or its Subsidiaries before the Merger, be pending or threatened.

(d)           No Material Adverse Effect. There will not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

(e)           Section 280G Stockholder Approval. Any agreements, contracts or arrangements that, before giving effect to any waiver described below, would result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of the Company as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “280G Stockholder Approval”), or in the absence of the 280G Stockholder Approval, none of those payments or benefits shall be paid or provided, in accordance with the waiver of those payments and benefits to be executed by the affected individuals in accordance with Section 4.13.

(f)           Stockholder Approval. The Required Vote shall have been obtained such that this Agreement and the Merger shall have been duly and validly adopted and approved, as required by the DGCL and the CGCL and the Charter Documents, each as in effect on the date of the Closing, pursuant to the Stockholders’ Written Consent executed and delivered to Parent by holders of at least ninety six percent (96%) of the outstanding shares of Company Capital Stock.

(g)           Waivers of Claims. The holders of at least ninety six (96%) of the outstanding shares of Company Capital Stock (including, for further clarity, the persons set forth in Schedule 1-A) shall have entered into the Agreement and General Release (Stockholders) in the form attached hereto as Exhibit H and each such Agreement and General Release shall be in full force and effect at and as of the Effective Time. Each of the directors and officers of the Company as of the date hereof and as of the Closing shall have entered into the Agreement and General Release (Directors and Officers) in the form attached hereto as Exhibit I and each such Agreement and General Release shall be in full force and effect at and as of the Effective Time.

(h)           Third-Party Consents.  All Third Party Consents shall have been obtained.

(i)           Employee Matters. As of the Closing Date, all of the Offer Letters with the individuals set forth in Schedule 5.3(i) (the “Key Employees”) entered into concurrently with the execution and delivery of this Agreement shall be in full force and effect, no Key Employee shall have terminated, rescinded, or repudiated his or her Offer Letter or notified Parent or the Company of his or her intention to leave the employ of Parent or any of its subsidiaries following the Effective Time; provided, however, that the condition set forth in this Section 5.3(i) shall be deemed satisfied with respect to any Key Employee who has died or suffered a permanent disability (as defined in Section 22(e)(3) of the Code). This Section 5.3(i) is not intended to confer upon any employees of the Company or any of its Subsidiaries any rights or remedies hereunder. Nothing herein shall be deemed to amend the terms of employment of such individuals, and as of the Closing all such employees will be at-will employees of the Surviving Corporation or its Subsidiaries and will not be guaranteed employment by the Surviving Corporation, Parent or any of their Affiliates for any fixed term.

(j)           Non-Competition Agreements. As of the Closing Date, the Non-Competition Agreements executed and delivered concurrently with the execution of this Agreement shall be in full force and effect (subject to applicable Law and other than as a result of any termination by Parent).

(k)           Tax Filings. The Company shall have filed all Tax Returns required to be filed by it in respect of the year ended December 31, 2013, including all Forms 3921 in respect of Company Stock Options that are incentive stock options that were or are exercised in 2013. All such Tax Returns shall have been approved prior to filing by Parent, provided that such approval shall not be unreasonably withheld, conditioned or delayed.

(l)           Warrant Consents; No Outstanding Warrants. Parent shall have received from each holder of any Warrant such holder’s duly executed Warrant Consent, and as of the Effective Time, no Warrants shall be outstanding and no holder of any Warrant shall have any claims in respect of any Warrant or any Company Capital Stock issuable upon exercise thereof or any compensation payable in lieu thereof or otherwise in connection thereof.

(m)           Third Party Expenses. Concurrently with the Closing or prior thereto the Company shall have paid all outstanding Third Party Expenses including any such expenses that shall not have become due until a later date, and shall have delivered to Parent the Third Party Expenses Report and all Third Party Expense Releases required under this Agreement.

(n)           Company Indebtedness. Concurrently with the Closing or prior thereto the Company shall have paid all outstanding Company Indebtedness (including the Bridge Loan) including any Company Indebtedness that shall not have become due until a later date, and shall have delivered to Parent the Company Indebtedness Report and all Company Indebtedness Releases required under this Agreement.

(o)           Option Consents. Parent shall have received from the holders of at least ninety nine percent (99%) of the Company Options each such holder’s duly executed Option Consent.

(p)           Exercise of Company Options. Parent shall have received evidence reasonably satisfactory to Parent that each of the persons set forth in Schedule 1-A has, concurrent with and contingent upon the Closing, exercised all of such person’s outstanding Company Options and is a holder of Company Common Stock, which evidence shall be (i) copies of the option exercise instruments required pursuant to the 2004 Stock Plan and 2014 Stock Plan, as applicable, for the exercises of such Company Options and (ii) one or more stock certificates issued in the name of such person evidencing the issuance of such Company Common Stock. Each of the persons set forth in Schedule 1-A shall have entered into the Agreement and General Release (Stockholders) in the form attached hereto as Exhibit H and each such Agreement and General Release shall be in full force and effect at and as of the Effective Time.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

Section 6.1            Termination.

At any time before the Effective Time, whether before or after approval of this Agreement by the Company’s stockholders, this Agreement may be terminated as follows:

(a)           by mutual written consent duly authorized by the respective boards of directors of Parent (or a committee thereof) and the Company;

(b)           by either Parent or the Company, if the Effective Time shall not have occurred on or before June 11, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before the Termination Date, and such action or failure to act constitutes breach of this Agreement;

(c)           by either Parent or the Company, if (i) there is a final non-appealable Order in effect preventing consummation of the Merger or any of the other Transactions or (ii) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Merger or the other Transactions by any Governmental Authority that would make consummation of the Merger or any of the other Transactions illegal;

(d)           by Parent, if the Company has breached any representation, warranty or covenant contained herein and (i) such breach has not been cured within fifteen (15) days after Parent’s written notice to the Company of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1, Section 5.3(a) or Section 5.3(d) to be satisfied (provided, however, that the termination right under this Section 6.1(d) will not be available to Parent if Parent is at that time in material breach of this Agreement);

(e)           by the Company, if Parent or Merger Sub has breached any representation, warranty or covenant contained herein and (i) such breach has not been cured within fifteen (15) days after the Company’s written notice to Parent of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.2(a) to be satisfied (provided, however, that the right to terminate this Agreement under this Section 6.1(e) will not be available to the Company if the Company is at that time in material breach of this Agreement); or

(f)           by Parent, if each of (A) a Stockholders’ Written Consent and an executed Agreement and General Release (Stockholders) in the form attached hereto as Exhibit H, in each case, duly executed by holders of the Company Capital Stock necessary to effect the Required Vote for adopting this Agreement and approving the terms of the Merger, and (B) an Agreement and General Release (Directors and Officers) in the form attached hereto as Exhibit I duly executed by each of the directors and officers of the Company, is not delivered to Parent within twelve (12) hours following the execution of this Agreement by the parties hereto.

Any party desiring to terminate this Agreement pursuant to Section 6.1(b) through (f) must give notice of such termination to the other party.

Section 6.2            Effect of Termination.

If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination, and, provided further, that Section 4.4 (Confidentiality), Section 4.5 (Public Announcements), Section 4.11 (Expenses), Section 6.3 (Effect of Termination), Section 7.9(c) (Representative Indemnification) and Article 8 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

Section 6.3             Amendment.

Subject to applicable Law, the parties hereto may amend this Agreement at any time prior to the Closing in accordance with an instrument in writing signed on behalf of each of the parties hereto; provided, however, that an amendment made subsequent to approval of this Agreement by the stockholders of the Company shall not (a) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock.  Subject to applicable Law, Parent and the Representative (on behalf of all of the stockholders of the Company immediately prior to the Effective Time) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent and the Representative (on behalf of all of the stockholders of the Company immediately prior to the Effective Time); provided, however, that any amendment made in accordance with this sentence shall not (1) alter or change the amount or kind of consideration to be received on conversion of Company Capital Stock or (2) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the stockholders of the Company immediately prior to the Effective Time.

Section 6.4             Extension; Waiver.

Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Representative (on behalf of all the Indemnifying Securityholders) and Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Representative) herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent (in the case of a waiver by Parent) or for the benefit of the Company (in the case of a waiver by the Representative).  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7

ESCROW FUND AND INDEMNIFICATION

Section 7.1            Escrow Fund. From and after the Effective Time, the Escrow Fund will be available to compensate Parent and the Surviving Corporation (on behalf of themselves or any other Indemnified Person) in cash for Losses and to satisfy any obligation with respect to the calculation of the Final Net Working Capital under Section 1.9.

Section 7.2             Indemnification.

(a)           From and after the Effective Time, subject to this Article 7, the Company’s stockholders and holders of In-the-Money Options and Warrants (other than the Buy-Out Warrant) immediately before the Effective Time (the “Indemnifying Securityholders”) will, by virtue of the merger, severally but not jointly, indemnify and hold harmless Parent, the Surviving Corporation, the subsidiaries of Parent and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each Person who Controls or may Control Parent or the Surviving Corporation (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, royalties, costs and expenses, including costs of investigation, settlement, mitigation, defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties (collectively, “Losses”), arising out of, related to or resulting from any of the following:

(i)           any failure of any representation, warranty or certification made by the Company in this Agreement, the Disclosure Schedule, any Related Agreement, any exhibit or schedule to this Agreement or any certificate or other document required to be delivered to Parent or Merger Sub in accordance with this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time); provided that solely for purposes of determining the amount of Losses arising out of, related to or resulting from the failure of any such representation, warranty or certification that is qualified by “material,” “in all material respects” or “Material Adverse Effect” or any similar term or limitation will be made as if “material,” “in all material respects,” “Material Adverse Effect” or similar terms were not included in any such representation, warranty or certification.

(ii)           any breach of or default in connection with any of the covenants or agreements made by the Company or any other Person other than Parent or Merger Sub in this Agreement, any Related Agreement or any certificate or other document required to be delivered to Parent or Merger Sub in accordance with this Agreement;

(iii)         any amount payable in respect of a claim of dissenter’s rights, claim of appraisal or similar action with respect to shares of Company Capital Stock (provided, however, that Losses arising under this Section 7.2(a)(iii) shall equal the excess of (A) any consideration awarded in any such claim or action over (B) the value of the Merger Consideration allocable to the former Company stockholders whose shares of Company Capital Stock were the subject of such appraisal action) and the related Action;

(iv)           any Taxes attributable to any period or portion thereof ending on or before the Closing Date, imposed (A) on the Company or any of its Subsidiaries, (B) on any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) was or is a member on or prior to the Closing Date, or (C) on the Company as a transferee or successor, by contract or pursuant to applicable Law; provided, however, that in the case of clauses (A), (B) and (C) above, only to the extent that such Taxes exceed the amount of accrued liabilities for Taxes taken into account in the calculation of Final Net Working Capital (the “Pre-Closing Tax Liabilities”);

(v)           any Unpaid Third Party Expense;

(vi)          any Company Indebtedness (including the Bridge Loan) not paid in full at or prior to the Closing (collectively, the “Unpaid Company Indebtedness”);

(vii)         any absolute amount by which the Final Net Working Capital is lower than the lower of the Net Working Capital Target and the Estimated Net Working Capital;

(viii)        any claim or action by Persons who are or were securityholders or current or former director or officer of the Company, in their capacities as such, arising out of facts or circumstances existing on or prior to the Closing (including: (i) claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the Transactions; (ii) the declaration, payment or allocation of the Closing Dividend; and (iii) adoption and approval of the Employee Transaction Bonus Plan and the payment of amounts thereunder to Employee Transaction Bonus Plan Participants).

(ix)           any claim by an Indemnifying Securityholder with respect to the actions or omissions of the Representative, including any claim for fraud or misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement made by the Representative in this Agreement or in the Escrow Agreement,

(x)           fraud, willful misconduct or intentional misrepresentation by the Company or any of its Affiliates,

(xi)          any claim with respect to any inaccuracy of the Spreadsheet or any allocation of the Merger Consideration, Adjusted Merger Consideration, the Escrow Contribution, the Representative Expense Fund Contribution or the Representative Expenses or the determination of Pro Rata Portion; or

(xii)         any claim by any Person related to, or any amount payable in respect of, any of the indemnifiable matters set forth on Schedule 7.2(a)(xii) attached hereto.

(b)           In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts or relating to any sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts or relating to any sales or use Tax for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 7.3            Limitations on Indemnification; Exclusive Remedy.

(a)           Subject to the following sentence, the Indemnified Persons may not recover Losses from the Escrow Fund or the Indemnifying Securityholders in respect of any claim for indemnification under Section 7.2(a)(i) or Section 7.2(a)(ii) unless and until Losses in respect of any claim(s) under this Agreement have been incurred, paid or properly accrued in an aggregate amount greater than $232,500 (the “Indemnification Threshold”). Notwithstanding the foregoing sentence, the Indemnified Persons will be entitled to recover for, and the Indemnification Threshold will not apply to, any Losses with respect to any breach of or inaccuracy in any representation or warranty made in Section 2.1 (Organization and Powers), Section 2.2 (Capitalization; Subsidiaries), Section 2.3(a) (Authority; Noncontravention),  Section 2.9 (Taxes), Section 2.23 (Board Approval) or Section 2.24 (Stockholder Approval) (the “Uncapped Company Representations”) or in respect of any claim arising out of, related to or resulting from fraud, willful misconduct or intentional misrepresentation by the Company or any of its Affiliates. Once the Indemnification Threshold has been exceeded, the Indemnified Persons will be entitled to recover for the full amount of all such Losses (i.e., from the first dollar), subject to this Article 7.

(b)           Recovery by Indemnified Persons of their Losses in respect of any claim for indemnification under Section 7.2(a) shall be made as follows:

(i)           With respect to breaches of or inaccuracies in any representation or warranty of the Company under Section 7.2(a)(i) (other than the Uncapped Company Representations) and any claim for indemnification under Section 7.2(a)(xii): (A) first from the Escrow Fund, and (B) if the aggregate of all unresolved or unsatisfied Liability Claims set forth in all Claims Notices delivered to the Escrow Agent and the Representative prior to the Claim Period Expiration Time exceeds the then-existing Escrow Fund, directly from each Indemnifying Securityholder according to its Pro Rata Portion of such Losses, in an additional amount of up to the aggregate of (1) the Unpaid Third Party Expenses (if any), (2) the Unpaid Company Indebtedness (if any), and (3) the Negative Net Working Capital Adjustment (if any), in each case to the extent such amounts were previously paid out of the Escrow Fund.

(ii)           With respect to breaches of or inaccuracies in the Uncapped Company Representations or any claim for indemnification under Section 7.2(a)(ii) through Section 7.2(a)(xi) (collectively, “Uncapped Liabilities”): (A) first from the Escrow Fund, and (B)(1) if the aggregate of all unresolved or unsatisfied Liability Claims set forth in all Claims Notices delivered to the Escrow Agent and the Representative prior to the Claim Period Expiration Time exceeds the then-existing Escrow Fund or (2) after the Claim Period Expiration Time, directly from each Indemnifying Securityholder; provided, however, that an Indemnifying Securityholder’s liability for all Losses shall in no event exceed the Merger Consideration actually received by such Indemnifying Securityholder.

(c)           The parties shall treat any indemnification payments made hereunder as an adjustment to the Merger Consideration for accounting and Tax purposes unless otherwise required by applicable Law.

(d)           No Indemnifying Securityholder will have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Indemnifying Securityholder may become subject under or in connection with this Agreement.

(e)           No Indemnified Person’s rights under this Article 7 will be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by such Indemnified Person at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification hereunder.

(f)           Following the Closing, in the absence of a showing of fraud, willful misconduct or intentional misrepresentation by or on behalf of a party from whom such indemnification could be sought, the indemnification provided under Section 7.2 shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Persons) with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties made under this Agreement, and each party hereby waives, to the fullest extent that it may do so, any other rights or remedies that may arise under any applicable Law. In the absence of a showing of fraud, willful misconduct or intentional misrepresentation by or on behalf of the Company, any of its Subsidiaries or the Representative and except as otherwise explicitly set forth herein, the aggregate indemnification for any claims under this Agreement and the Related Agreements shall in no event exceed the aggregate Merger Consideration actually received by the Indemnifying Securityholders. For the avoidance of doubt, the foregoing shall not limit the Representative’s indemnity provided in Section 7.9(c).

(g)           Notwithstanding anything to the contrary contained in this Agreement, nothing herein will prevent any Indemnified Person from bringing an Action for fraud, willful misconduct or intentional misrepresentation against any Person, including any Indemnifying Securityholder, whose fraud, willful misconduct or intentional misrepresentation has caused such Indemnified Person to incur Losses or has limited the Losses recoverable by such Indemnified Person in such Action. Nothing in this Agreement will limit the liability of the Company for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Merger is not consummated.

Section 7.4             Escrow Claim Period . The period during which claims for indemnification from the Escrow Fund may be initiated (the “Claim Period”) will commence on the Closing Date and terminate at 11:59 p.m. California time on the date that is eighteen (18) months after the Closing Date (the “Claim Period Expiration Time”). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, (a) on the Claim Period Expiration Time such portion of the Escrow Fund as Parent in good faith estimates or anticipates may be necessary to satisfy any unresolved or unsatisfied Liability Claims specified in any Claims Notice delivered to the Escrow Agent prior to the Claim Period Expiration Time will remain in the Escrow Fund until such Liability Claims have been resolved or satisfied and the Escrow Fund may be continued pursuant to a court order or other dispute resolution mechanism and (b) all remaining amounts shall be distributed to the Indemnifying Securityholders as set forth in the Escrow Agreement in proportion to their Pro Rata Portion. For the removal of doubt, it is clarified that any claim for indemnification for Uncapped Liabilities may be initiated prior to the applicable termination date of the survival period as set forth in Section 8.3.

Section 7.5             Claims for Indemnification. At any time that an Indemnified Person desires to claim a Loss (a “Liability Claim”) that it believes is or may be indemnifiable under Section 7.2, Parent will deliver a notice of such Liability Claim (a “Claims Notice”) to the Representative.  With respect to a Liability Claim under Section 7.2(a) against the Escrow Fund, at the same time Parent delivers a Claims Notice to the Representative, Parent will deliver a Claims Notice to the Escrow Agent (if an Indemnified Person seeks recovery from the Escrow Fund). A Claims Notice will (A) be signed by an officer of Parent, (B) describe the Liability Claim in reasonable detail and (C) indicate the amount of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons.  To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Parent may deliver a Claims Notice stating the maximum amount of Loss that Parent in good faith estimates or anticipates that an Indemnified Person may pay or suffer; provided, however, that Parent’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a Claims Notice by Parent to the Representative (or in the case of a Liability Claim seeking recovery from the Escrow Fund, the Escrow Agent) pursuant to this Section 7.5 will adversely affect any of the other rights or remedies that Parent has under this Agreement or alter or relieve any parties to this Agreement of their obligations to indemnify the Indemnified Persons pursuant to this Article 7, except and to the extent that such delay or failure has materially prejudiced such parties.

Section 7.6             Objections to and Payment of Claims.

(a)           The Representative may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Parent (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) of the Representative’s objection (an “Objection Notice”).  Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b)           If an Objection Notice is not delivered by the Representative to Parent (with a copy of the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) within thirty (30) days after delivery by Parent of the Claims Notice, such failure to so object will be an irrevocable acknowledgment by each party to this Agreement (including the Representative) that the Indemnified Persons are entitled to indemnification under Section 7.2 for the Losses set forth in such Claims Notice in accordance with this Article 7.

(c)           If the Claims Notice was delivered to the Escrow Agent and no Objection Notice was delivered to the Escrow Agent within thirty (30) days of the delivery of the Claims Notice, or an Objection Notice was delivered to the Escrow Agent within thirty (30) days of the delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, the Escrow Agent will deliver to Parent as soon as practicable cash from the Escrow Fund having a value equal to (i) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to the Escrow Agent, or (ii) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to the Escrow Agent with respect to a portion of the Losses claimed in the Claims Notice only; provided, however, that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Parent (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and the Escrow Agent will not deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined; and provided further, however, that if the entire amount then in the Escrow Fund is insufficient to cover such Losses, and recovery directly from one or more Indemnifying Securityholders is available hereunder, each Indemnifying Securityholder shall within ten (10) Business Days after receipt of written notice of the determination of such Losses, wire transfer to Parent (on behalf of itself and any other Indemnified Parties) its Pro Rata Portion of any such shortfall.

(d)           Notwithstanding anything to the contrary in this Agreement, the Indemnifying Securityholders do not have any individual right to object to any claim made in a Claims Notice under this Article 7, and, except as aforesaid, any and all claims made in a Claims Notice on behalf of the Indemnified Persons may be objected to only by the Representative.

Section 7.7             Resolution of Objections to Claims.

(a)           If the Representative objects in writing to any Liability Claim made in any Claims Notice within thirty (30) days after delivery of such Claims Notice, the Representative and Parent will attempt in good faith to agree upon the rights of the respective parties with respect to each such claim.  If the Representative and Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and, except as set forth in the next sentence, within ten (10) Business Days after receipt of written notice of Representative and Parent’s entry into such memorandum, each Indemnifying Securityholder will wire transfer to Parent immediately available funds equal to its Pro Rata Portion of the amount of cash agreed to be delivered to Parent in the memorandum.  To the extent that a Liability Claim was made against the Escrow Fund, a copy of the memorandum setting forth the agreement will be delivered to the Escrow Agent.  The Escrow Agent will be entitled to rely on any such memorandum and will distribute cash as soon as practicable from the Escrow Fund in accordance with the terms thereof.

(b)           If no such agreement can be reached after good-faith negotiation and after thirty (30) days after delivery of an Objection Notice, either Parent or the Representative on behalf of the Indemnifying Securityholders may bring an action against the other to resolve the dispute.  To the extent that an Indemnified Person is permitted under this Article 7, and so elects, to seek recovery directly against one or more Indemnifying Securityholders, then each such Indemnifying Securityholder will promptly, and in no event later than ten (10) Business Days after the final resolution of any dispute in accordance with this Section 7.7, wire transfer to Parent immediately available funds equal to its Pro Rata Portion of the amount of Losses determined in accordance with this Section 7.7. If the amount of the Losses so determined is an estimate, then the applicable Indemnifying Securityholder will be required to make such payment within ten (10) Business Days of the date that the amount of such Losses is finally determined.

Section 7.8             Third-Party Claims

.  If Parent receives written notice of a third-party claim that Parent believes may result in a claim by or on behalf of an Indemnified Person, Parent will notify the Representative of such third-party claim and provide the Representative the opportunity to participate at the Representative’s own cost in, but not direct or conduct, any defense of such claim.  The Representative’s participation will be subject to Section 7.9(d).  Parent will have the right in its sole discretion to settle any such claim; provided, however, that, without the consent of the Representative, no settlement of any such claim with third-party claimants will be determinative of the amount of Losses relating to such matter.  If the Representative consents to any such settlement, neither the Representative nor any Indemnifying Securityholder will have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any costs and expenses of defense and investigation, including court costs and reasonable attorneys’ fees incurred or suffered by the Indemnified Persons in connection with the defense of any third-party claim alleging matters that would constitute a breach or inaccuracy of a representation or warranty or any other Loss specified in Section 7.2, whether or not it is ultimately determined that there was such a breach or inaccuracy or other Loss, will constitute Losses subject to indemnification under Section 7.2, provided, however, that so long as the aggregate costs and expenses for all such third-party claims are less than or equal to one million US Dollars ($1,000,000), only fifty percent (50%) of such costs and expenses shall constitute Losses (for the removal of doubt, in the event that the total amount of all such costs and expenses for all such third-party claims exceed $1,000,000, the entire portion of such costs and expenses that exceeds $1,000,000, shall constitute Losses).

Section 7.9            Representative.

(a)           At the Effective Time, Shareholder Representative Services LLC shall be constituted and appointed as the Representative, and the Representative hereby accepts such appointment.  Each Indemnifying Securityholder, by virtue of its adoption of this Agreement and approval of the Merger, shall be deemed to have appointed and constituted the Representative as their agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement. The Representative shall be the exclusive agent for and on behalf of the Indemnifying Securityholders to (1) enter into the Escrow Agreement, (2) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other Transactions; (3) authorize deliveries to Parent of cash or other property from the Escrow Fund and legally bind each Indemnifying Securityholder to pay cash directly to Parent in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (4) object to claims in accordance with Section 1.9 and Section 7.6; (5) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders with respect to, such claims; (6) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance, and (7) subject to Section 6.4, execute for and on behalf of each Indemnifying Securityholder any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses or sharing percentages). The Representative shall be the sole and exclusive means of asserting or addressing any of the above, and no Indemnifying Securityholder shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Representative.  This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Indemnifying Securityholder or by operation of Law, whether by the death or incapacity of any Indemnifying Securityholder or the occurrence of any other event, and any action taken by the Representative will be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not any Indemnifying Securityholder or the Representative will have received any notice thereof.  No bond will be required of the Representative.  After the Closing, notices or communications to or from the Representative shall constitute notice to or from each of the Indemnifying Securityholders.

(b)           The Person serving as the Representative may resign at any time and may be replaced from time to time, by the holders of a majority in interest of the Company Capital Stock outstanding immediately prior to the Effective Time upon not less than ten (10) days’ prior written notice to Parent. The agency of the Representative may be changed only when the Person serving as the Representative is replaced pursuant to the preceding sentence. A vacancy in the position of Representative may be filled by the holders of a majority in interest of the Company Capital Stock outstanding immediately prior to the Effective Time.  If the Representative refuses or is no longer capable of serving as the Representative hereunder, then the Indemnifying Securityholders will promptly, within ten (10) days after such resignation or removal, appoint a successor Representative who will thereafter be a successor Representative hereunder. If there is not a Representative at any time, any obligation to provide notice to the Representative will be deemed satisfied if such notice is delivered to each of the Indemnifying Securityholders at their addresses last known to Parent, which will be the address set forth in the Spreadsheet unless the Representative provides notice to Parent of a different address in the manner described in Section 8.4.

(c)           The Representative shall not be liable to any Indemnifying Securityholder for any act done or omitted hereunder as the Representative while acting in good faith and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Indemnifying Securityholders shall jointly and severally indemnify and defend the Representative and hold the Representative harmless against any loss, liability , damage, claim, penalty, fine, forfeitures, action, fee, cost or expense including the fees and expenses of counsel and experts and their staffs and all expenses of document location duplication and shipment) (collectively, “Representative Expenses”) arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder. and under the Escrow Agreement, in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been directly caused by the gross negligence, fraud or bad faith of the Representative, the Representative will reimburse the Indemnifying Securityholders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence, fraud or bad faith. If not paid directly to the Representative by the Indemnifying Securityholders, any such Representative Expenses may be recovered by the Representative (i) from the funds in the Representative Expense Fund and (ii) following the termination of the Escrow Period, the resolution of all Liability Claims and the satisfaction of all claims made by Indemnified Parties for Losses, from the amounts in the Escrow Fund prior to any distribution to the Stockholders; provided, that while this section allows the Representative to be paid from the Representative Expense Fund and the Escrow Fund, this does not relieve the Indemnifying Securityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Indemnifying Securityholders or otherwise. The Indemnifying Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

(d)           The Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided that the Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about Parent, Surviving Corporation, or any Indemnified Person to anyone (except as required by Law or to the Indemnifying Securityholders or the Representative’s employees, attorneys, accountants, financial advisors or authorized representatives on a need to know basis, in each case who agree to treat such information confidentially), provided, however, that neither Parent nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would violate applicable Law or any Contract to which Parent, the Surviving Corporation or any of their Affiliates is a Party or obligation of confidentiality owed by Parent, the Surviving Corporation or any of their Affiliates to a third party, jeopardize the protection of attorney-client privilege or expose Parent or the Surviving Corporation to risk of liability for disclosure of sensitive or personally identifiable information. Notwithstanding anything in this Agreement to the contrary, following the Closing and the public announcement (if any) of the Merger, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the Merger as long as such announcement does not disclose any of the terms of the Merger or the other transactions contemplated herein or hereby.

(e)           By its signature to this Agreement, the initial Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Representative and to discharge the duties and responsibilities of the Representative pursuant to the terms of this Agreement.

(f)           Upon the Closing, the Company will wire, or will cause to be wired, one hundred thousand US Dollars ($100,000) (the “Representative Expense Fund”) to the Representative, which will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses of the Representative pursuant to this Agreement and the Escrow Agreement. The Indemnifying Securityholders will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence, willful misconduct, bad faith or fraud. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Representative’s duties, the Representative will deliver the balance of the Representative Expense Fund to the Payment Agent (or the Surviving Corporation’s payroll agent, as applicable) for further distribution to the Indemnifying Securityholders. For tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Securityholders at the time of Closing.

Section 7.10           Actions of the Representative.  After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is within the scope of the Representative’s authority under Section 7.9(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Indemnifying Securityholders and shall be final, binding and conclusive upon each such stockholder.  Each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Securityholder.  Each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Representative.

Section 7.11          Calculation of Losses. The amount of any Loss subject to indemnification under Section 7.2 or of any claim therefor shall be calculated net of any insurance proceeds or other indemnification or contribution payments (net of direct collection expenses) actually received by the applicable Indemnified Person or the Surviving Corporation on account of such Loss. In the event that insurance proceeds or other indemnification or contribution payments are actually received by an Indemnified Person or the Surviving Corporation with respect to any Loss for which any such Indemnified Person has been indemnified hereunder, then a refund equal to the lesser of (i) the aggregate amount of the recovery (net of all direct collection expenses) actually received by such Indemnified Person and (ii) the amount of the Loss for which such Indemnified Person has been indemnified hereunder shall be made promptly to the Escrow Agent to be deposited into the Escrow Fund. Parent shall, and shall cause the Surviving Corporation to, use its commercially reasonable efforts to seek recovery under the D&O Insurance for Claims pertaining to matters that have a reasonable basis for being covered by such D&O Insurance; provided that neither Parent nor the Surviving Corporation shall be required to (a) institute any action against any applicable insurance carrier in connection with such efforts nor (b) incur any material out-of-pocket expenditures, costs or other liabilities in connection with such efforts.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1            Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“2003 Stock Plan” has the meaning set forth in Section 2.2(f).

“2004 Stock Plan” has the meaning set forth in Section 2.2(f).

“2014 Stock Plan” has the meaning set forth in Section 2.2(f).

“280G Stockholder Approval” has the meaning set forth in Section 5.3(e).

“Acquisition Transaction” has the meaning set forth in Section 4.7.

“Action” means any action, audit, charge, claim, complaint, demand, hearing, inquiry, investigation, litigation, mediation, proceeding, subpoena or suit, whether civil, criminal, administrative, judicial, arbitral or investigative, whether public or private, commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority or private arbitrator or mediator.

“Action of Divestiture” has the meaning set forth in Section 4.19.

“Adjusted Merger Consideration” has the meaning set forth in Section 1.4(c)(vi)(A).

“Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Employee Transaction Bonus Amount” has the meaning set forth in Section 1.10.

“Bank Accounts” has the meaning set forth in Section 2.22.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Bridge Loan” means that certain Secured Note Purchase Agreement dated as of April 27, 2010 (as amended) by and between the Company and the lenders set forth therein.

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California or Tel-Aviv, Israel.

“Buy-Out Warrant” means that certain Warrant to Purchase Stock dated April 27, 2010, issued to Silicon Valley Bank, if Silicon Valley Bank elects to receive a fixed cash payment pursuant to the terms thereof in lieu of such warrant’s cancellation and exchange pursuant to Section 1.7 hereof.

 “Cash” shall mean cash, cash equivalents and marketable securities, in each case determined in accordance with GAAP, but excluding (a) restricted cash, issued but uncleared checks and drafts and securities that cannot be readily converted into cash and (b) auction rate or similar illiquid securities or securities involved or potentially involved in a Securities Investors Protection Act action or claim.

“Cash Consideration” has the meaning set forth in Section 1.4(c)(vi)(B).

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 1.4(c).

“CGCL” has the meaning set forth in the Recitals.

“Charter” has the meaning set forth in Section 2.1.

“Charter Documents” has the meaning set forth in Section 2.1.

“Claim Period” has the meaning set forth in Section 7.4.

“Claim Period Expiration Time” has the meaning set forth in Section 7.4.

“Claims Notice” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.9(a)

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Dividend” has the meaning set forth in Section 1.9(a).

“Closing Escrow Amount” has the meaning set forth in Section 1.4(d).

“Closing Net Working Capital” has the meaning set forth in Section 1.9(a).

“Closing Statement” has the meaning set forth in Section 1.9(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 2.4.

“Company Capital Stock” has the meaning set forth in Section 1.4(a).

“Company Common Stock” means the common stock of the Company, par value of $0.001.

“Company Indebtedness” means, without duplication, the following:  (1) any Liability of the Company or any of its Subsidiaries (A) for borrowed money (including the current portion thereof), whether or not contingent, or issued or incurred in substitution or exchange for any such Liability for borrowed money, (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase or similar facility, (C) evidenced by a bond, note, debenture or similar instrument or debt security (including a purchase money obligation or any Encumbrance (other than any Permitted Encumbrance) to secure all or part of the purchase price of the property subject to such Encumbrance, and any obligation for the deferred purchase price of property or services), (D) created or arising under any conditional sale or other title retention agreement with respect to property acquired by of the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (E) as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as a lessee; (F) to purchase, redeem, retire, defease or otherwise acquire for value any ownership interests or capital stock of the Company or any of its Subsidiaries or any rights to acquire any ownership interests or capital stock of the Company or any of its Subsidiaries, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (G) any obligations secured by an Encumbrance (other than any Permitted Encumbrance) on property owned by the Company or any of its Subsidiaries, and (H) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, financial option, forward, cross right or other hedging agreement or derivative contract, net of any obligations to the Company or any of its Subsidiaries thereunder; (2) any Liability described in clause (1) of other Persons that is guaranteed directly or indirectly in any manner by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss;  or (3) any Liability described in clause (1) of other Persons that is secured by (or for which the holder of such Liability has an existing right, contingent or otherwise, to be secured by) any Encumbrance (other than any Permitted Encumbrance) on property (including accounts and contract rights) owned by the Company or any of its Subsidiaries, even though the Company or any such Subsidiary has not assumed or become liable for the payment of such Liability.  For purposes of this Agreement, Company Indebtedness includes (1) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorney’s fees) associated with the prepayment of any Company Indebtedness, and (2) any and all amounts of the nature described in clauses (1)(A) through (H) owed by the Company or any of its Subsidiaries to any of its Affiliates including any of its stockholders.

“Company Indebtedness Release” has the meaning set forth in Section 4.12.

“Company Indebtedness Report” has the meaning set forth in Section 4.12.

“Company Indemnified Parties” has the meaning set forth in Section 4.18(a).

“Company Indemnification Provisions” has the meaning set forth in Section 4.18(a).

“Company Intellectual Property” means any Intellectual Property and Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries, or otherwise used or held for use in connection with the operation of the business of the Company or its Subsidiaries, including Owned Company Intellectual Property and Licensed Company Intellectual Property.

“Company Intellectual Property Agreements” has the meaning set forth in Section 2.8(d).

“Company Option” has the meaning set forth in Section 1.6(a)(i).

“Company Products” has the meaning set forth in Section 2.8(a).

“Company Source Code” has the meaning set forth in Section 2.8(o).

“Company Stock Plan” has the meaning set forth in Section 2.2(f).

 “Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested.  For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other similar condition under any applicable stock restriction agreement or other agreement with the Company.

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Contaminants” has the meaning set forth in Section 2.21(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The verb “Control” and the term “Controlled” have the correlative meanings.

“Controlled Group” has the meaning set forth in Section 2.10(a).

“COTS Software” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software that is commercially available to the public generally with annual license fees of less than $10,000 per year.

“D&O Insurance” has the meaning set forth in Section 4.18(b).

“Data Room” has the meaning set forth in Section 4.3(a).

“Delaware Secretary” has the meaning set forth in Section 1.1.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Company to Parent and Merger Sub.

“Disputed Line Items” has the meaning set forth in Section 1.9(c)(i).

“Dissenting Shares” has the meaning set forth in Section 1.8(a).

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 1.1.

“Employee Benefit Plan” has the meaning set forth in Section 2.10(a).

“Employee Transaction Bonus Plan” has the meaning set forth in Section 1.10.

“Employee Transaction Bonus Plan Participant” has the meaning set forth in Section 1.10.

“Encumbrance” means any mortgage, pledge, hypothecation, adverse claim, security interest, encumbrance, title defect, title retention agreement, third party right, option, lien, charge, right of first refusal, right of preemption or right to acquire, or other restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, other than any restriction or limitation imposed by this Agreement.

“Environment” has the meaning set forth in Section 2.26(a).

“Environmental Law” has the meaning set forth in Section 2.26(a).

“Environmental Permits” has the meaning set forth in Section 2.26(a).

“ERISA” has the meaning set forth in Section 2.10(a).

“Escrow Agent” has the meaning set forth in Section 1.4(d).

“Escrow Agreement” has the meaning set forth in Section 1.4(d).

“Escrow Contribution” for each holder of record of a Certificate in respect of such Certificate has the meaning set forth in Section 1.5(b); for each holder of a Company Option in respect of such Company Option the meaning set forth in Section 1.6(c); and for each holder of a Warrant in respect of such Warrant the meaning set forth in Section 1.7(c)(i).

“Escrow Fund” has the meaning set forth in Section 1.4(d).

“Estimated Net Working Capital” has the meaning set forth in Section 1.9(a).

“Estimated Statement” has the meaning set forth in Section 1.9(a).

“Exercise Price Cash” has the meaning set forth in Section 1.4(c)(vi)(K).

“Export Approvals” has the meaning set forth in Section 2.14(d)(i).

“FCPA” has the meaning set forth in Section 2.14(b).

“Final Net Working Capital” has the meaning set forth in Section 1.9(c)(i).

“Financial Controls” has the meaning set forth in Section 2.4.

“Form Working Capital Statement” has the meaning set forth in Section 1.9(a).

“Financial Statements” has the meaning set forth in Section 2.4.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Company Capital Stock” has the meaning set forth in Section 1.4(c)(vi)(C).

“GAAP” has the meaning set forth in Section 2.4.

“Governmental Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Hazardous Substance” has the meaning set forth in Section 2.26(a).

“In-the-Money Option” has the meaning set forth in Section 1.4(c)(vi)(C).

“Indemnification Threshold” has the meaning set forth in Section 7.3(a).

“Indemnified Person” has the meaning set forth in Section 7.2(a).

“Indemnifying Securityholders” has the meaning set forth in Section 7.2(a).

“Information Statement” has the meaning set forth in Section 4.6(b).

“Intellectual Property” means any and all (1) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (2) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (3) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (4) specifications, designs, models, devices, prototypes, schematics and development tools; (5) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (6) databases and other compilations and collections of data or information (“Databases”); (7) trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing (“Trademarks”); (8) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); and (9) information and materials not generally known to the public, including trade secrets and other confidential and proprietary information (“Trade Secrets”).

“Intellectual Property Rights” means any and all rights (anywhere in the world, whether statutory, common law or otherwise and regardless of formal name) relating to, arising from, or associated with Intellectual Property, including (1) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, including without limitation, all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof (collectively, all such patents and patent application are referred to herein as “Patents”); (2) copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated) (“Copyrights”); (3) other rights with respect to Software, including registrations thereof and applications therefor; (4) industrial design rights and registrations thereof and applications therefor; (5) rights with respect to Trademarks, and all registrations thereof and applications therefor; (6) rights with respect to Domain Names, including registrations thereof and applications therefor; (7) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (8) rights with respect to Databases, including registrations thereof and applications therefor; (9) publicity and privacy rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (10) any rights equivalent or similar to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 2.5(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 2.5(b).

“IRS” has the meaning set forth in Section 2.10(b).

“Key Customers” has the meaning set forth in Section 2.17(f) .

“Key Employee” has the meaning set forth in Section 5.3(i).

“Knowledge of the Company” means the actual knowledge of Glyn Davies, Timothy Welch, David Reed, C. Thomas Larson and Emile James Pouquette, and the knowledge that each such individual would reasonably be expected to have after making due inquiry of the personnel responsible for the relevant subject matters who directly report to such individuals and the Company’s outside advisors.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 1.5(b).

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, on- or off-balance sheet, including those arising under any Law, Action or Order and those arising under any Contract or otherwise.

“Liability Claim” has the meaning set forth in Section 7.5.

“Licensed Company Intellectual Property” has the meaning set forth in Section 2.8(f).

“Losses” has the meaning set forth in Section 7.2(a).

Documents or other information and materials shall be deemed to have been “Made Available” by the Company if and only if the Company has posted such documents and information and other materials to the Data Room or otherwise delivered such documents or other information to Parent or its counsel in hard copy or electronic format at least twenty four (24) hours prior to the execution and delivery of this Agreement by the parties hereto.

Any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect is materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, or the ability of such Person to perform its obligations hereunder or to consummate the Transactions; provided, however, that in determining whether a Material Adverse Effect has occurred, is reasonably likely to occur, could reasonably be expected to occur, or could occur, there shall be excluded any effect to the extent directly resulting from, or directly arising in connection with, any of the following (either alone or in combination):

(a)           changes in general economic or business conditions or the financial or securities markets generally that do not disproportionately impact the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate;

(b)           changes in the industries in which the Company and its Subsidiaries operate, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate;

(c)           changes in GAAP or international accounting standards generally applicable to corporations in the same industry of the Company;

(d)           changes in Laws, rules and regulations of general applicability by any Governmental Authority;

(e)           acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate and in the same geographic area;

(f)           any written notice by any of the Company’s or its Subsidiaries’ customers, distributors or suppliers terminating such customer, distributor or supplier’s commercial relationship with the Company or its Subsidiaries, to the extent that such written notice explicitly sets forth that such termination is as a result of the Transactions; and

(g)           (i) the failure by the Company or any of its Subsidiaries to take any action expressly prohibited by the terms of this Agreement or (ii) any actions taken by the Company or any of its Subsidiaries as expressly required by the terms of this Agreement or with the consent of Parent or Merger Sub (other than operation by the Company and its Subsidiaries of their business in the ordinary course of business).

“Material Contract” has the meaning set forth in Section 2.18.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.4(c)(vi)(D).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 1.4(b).

“Negative Net Working Capital Adjustment” has the meaning set forth in Section 1.9(a).

“Net of Tax Withholdings” in respect of any amount means net of such Tax withholdings as Parent, the Surviving Corporation, the Payment Agent or the Escrow Agent reasonably believes is required to cause to be deducted and withheld under the Code, or any provision of U.S. state, local or non-U.S. Tax Law, Parent’s good faith estimate of which shall be provided to the Company for inclusion in the Spreadsheet.

“New Litigation Claim” has the meaning set forth in Section 4.3(d).

“Net Working Capital Target” has the meaning set forth in Section 1.9(a).

“Non-Competition Agreements” has the meaning set forth in the Recitals.

“Notice of Disagreement” has the meaning set forth in Section 1.9(c)(i).

“Objection Notice” has the meaning set forth in Section 7.6(a).

“Offer Letters” has the meaning set forth in the Recitals.

“Open Source” has the meaning set forth in Section 2.8(l).

“Option Consent” has the meaning set forth in Section 1.6(d).

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.

“Owned Company Intellectual Property” means any and all Intellectual Property Rights and Technology that are owned in whole or in part by the Company or any of its Subsidiaries (or that the Company or any of its Subsidiaries claims or purports to own in whole or in part), including, but not limited to, the Registered Company Intellectual Property.

“Parent” has the meaning set forth in the preamble.

“Payment Agent” has the meaning set forth in Section 1.5(a).

“PCI-DSS” has the meaning set forth in Section 2.20(b).

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

“Permitted Encumbrance” means (i) statutory liens for Taxes not yet due and payable, (ii) statutory liens in favor of mechanics, materialmen, warehousemen, carriers, repairers and other similar liens to secure claims for labor, materials or supplies that are not yet due and payable, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the leased real property which are not violated in any material respect by the current use and operation of the leased real property and do not detract from or limit the use by the Company of any such leased real property in any material respect, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not impair in any material respect the occupancy or use of the leased real property for the purposes for which it is currently used in connection with the Company or any of its Subsidiaries’ businesses, (v) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law and (vii) non-exclusive licenses and associated restrictions set forth in the Company’s standard terms and conditions for such non-exclusive license granted by the Company or a Subsidiary to Company Intellectual Property in the ordinary course of its business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association or other legal or governmental entity.

“Personal Identifiable Information” has the meaning set forth in Section 2.20.

 “Per Share Common Consideration” has the meaning set forth in Section 1.4(c)(vi)(E).

“Per Share Series A-1 Preferred Liquidation Preference” has the meaning set forth in Section 1.4(c)(vi)(F).

“Per Share Series A-2 Preferred Liquidation Preference” has the meaning set forth in Section 1.4(c)(vi)(G).

“Per Share Series B Preferred Liquidation Preference” has the meaning set forth in Section 1.4(c)(vi)(H).

“Pre-Closing Tax Liabilities” has the meaning set forth in Section 7.2(a)(iv).

“Preferred Amount” has the meaning set forth in Section 1.4(c)(vi)(I).

“Preferred Stock” means the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, and the Series B Preferred Stock.

“Pro Rata Portion” has the meaning set forth in Section 1.4(c)(vi)(J).

“Registered Company Intellectual Property” means (1) all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) the Company or any of its Subsidiaries, and (2) any other applications, registrations, recordings and filings by the Company or any of its Subsidiaries (or otherwise authorized by or in the name of the Company or any of its Subsidiaries) with respect to any Company Intellectual Property.

“Related Agreements” means the Escrow Agreement and any and all agreements and instruments to be executed and delivered by the Company at the Closing and set forth in Exhibit G.

“Release” has the meaning set forth in Section 2.26(a).

“Representative” means Shareholder Representative Services LLC as of the date hereof and any successor appointed pursuant to Section 7.9(a).

“Representative Expense Fund” has the meaning set forth in Section 7.9(f).

“Representative Expense Fund Contribution” for each holder of record of a Certificate in respect of such Certificate has the meaning set forth in Section 1.5(b); for each holder of a Company Option in respect of such Company Option the meaning set forth in Section 1.6(c)(ii); and for each holder of a Warrant in respect of such Warrant the meaning set forth in Section 1.7(c)(i)(ii).

 “Representative Expenses” has the meaning set forth in Section 7.9(c).

“Required Vote” has the meaning set forth in Section 2.24.

“SA Determined Amount” has the meaning set forth in Section 1.9(c)(i).

“SEC” means the U.S. Securities and Exchange Commission and any Governmental Authority that is a successor thereto.

“Series A-1 Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series A-2 Preferred Stock” has the meaning set forth in Section 2.2(a).

“Series B Preferred Stock” has the meaning set forth in Section 2.2(a).

“Settlement Accountant” has the meaning set forth in Section 1.9(c)(i).

“Software” means all (1) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (2) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (3) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (4) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (5) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Spreadsheet” has the meaning set forth in Section 4.10.

“Stockholders’ Written Consent” has the meaning set forth in the Recitals.

“Straddle Period” has the meaning set forth in Section 7.2(b).

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly fifty percent (50%) or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Systems” has the meaning set forth in Section 2.21(a).

“Tax” has the meaning set forth in Section 2.9(a).

“Tax Authority” has the meaning set forth in Section 2.9(a).

“Tax Returns” has the meaning set forth in Section 2.9(a).

“Termination Date” has the meaning set forth in Section 6.1(b).

“Third Party Consents” means the consents set forth on Schedule 5.3(h).

“Third Party Expenses” has the meaning set forth in Section 4.11(a)(viii).

“Third Party Expense Release” has the meaning set forth in Section 4.11(b).

“Third Party Expenses Report” has the meaning set forth in Section 4.11(b).

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Uncapped Company Representations” has the meaning set forth in Section 7.3(a).

“Uncapped Liabilities” has the meaning set forth in Section 7.3(b).

“Unpaid Company Indebtedness” has the meaning set forth in Section 7.2(a)(vi).

“Unpaid Third Party Expenses” has the meaning set forth in Section 1.4(c)(vi)(D).

“Warrant” has the meaning set forth in Section 1.7(a).

“WARN Act” has the meaning set forth in Section 2.11(k).

“Worker” has the meaning set forth in Section 2.11(d).

Section 8.2                      Terms Generally; Interpretation.

Except to the extent that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule or Recitals, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Recitals to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           any gender-specific reference in this Agreement include all genders;

(f)           the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g)           a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h)           if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i)           references to a Person are also to its permitted successors and assigns;

(j)           unless indicated otherwise, mathematical calculations contemplated hereby will be made to the fifth decimal place, but payments will be rounded to the nearest whole cent, after aggregating all payments to such party;

(k)           “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice”;

(l)           the parties have participated jointly in the negotiation and drafting hereof; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision hereof; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

(m)           the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(n)           although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); and

(o)           the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.

Section 8.3             Survival.

The representations and warranties of the Company contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this agreement will survive in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that the Uncapped Company Representations will survive in perpetuity (subject to the applicable statute of limitations). The representations and warranties of Parent and Merger Sub contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement will survive in full force until the Effective Time. Except as otherwise expressly provided in this Agreement, each covenant hereunder will survive the Effective Time in accordance with its terms. For the removal of doubt, the Indemnifying Securityholders’ liability in connection with any claim under Uncapped Liabilities shall survive in perpetuity (subject to the applicable statute of limitations). Without limiting any other provisions contained in this Agreement, the Indemnifying Securityholders shall not be liable for any claim for indemnification pursuant to Article 7 unless a Claims Notice pursuant to Section 7.5 is delivered to the Representative prior to the applicable termination date of the survival period as set forth in this Section 8.3. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.3 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 8.4             Notices.

All notices, deliveries and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally, telecopied or delivered by globally recognized express delivery service to the parties at the addresses or facsimile numbers set forth below or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith.  Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of telecopy, on the Business Day after the day that the party giving notice receives electronic confirmation of sending from the sending telecopy machine, and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(a)          if to Parent or Merger Sub:

Nova Measuring Instruments Ltd.
Weizmann Science Park, Einstein St.
Building 22, 2nd Floor
Ness-Ziona, Israel
Attention:  Dror David
Facsimile:  +972-8-9407776
Email: Dror-D@novameasuring.com

with a copy (which will not constitute notice) to:

Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Law Offices
One Azrieli Center, Tel Aviv 67021, Israel
Attention:  Dr. Shachar Hadar, Adv; and Ran Madjar, Adv
Facsimile:  +972-3-6074566
Email: shacharh@gkh-law.com; ranm@gkh-law.com

(b)          if to the Company before the Effective Time to:

ReVera Incorporated
3090 Oakmead Village Dr.
Santa Clara, CA 95051
Attention:  Glyn Davies
Facsimile:  1-408-510-7457
Email: gdavies@revera.com

with a copy (which will not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, California 94063, USA
Attention:  Marcia A. Hatch, Esq.
Facsimile:  1-650-321-2800
Email: mhatch@gunder.com

(c)          if to the Representative:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention:  Managing Director
Facsimile:  1-303-623-0294
Email: deals@srsacuiom.com

with a copy (which will not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, California 94063, USA
Attention:  Marcia A. Hatch, Esq.
Facsimile:  1-650-321-2800
Email: mhatch@gunder.com

Section 8.5            Severability.

If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.  If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 8.6             Entire Agreement.

This Agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between the Company, on the one hand, and Parent, on the other hand, with respect to the subject matter hereof, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

Section 8.7             Assignment.

Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any party to this Agreement by operation of Law or otherwise without the prior written consent of the other parties to this Agreement and any attempt to do so will be void, except that (a) Parent may assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing, to any of its Affiliates and (2) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Parent of its obligations under this Agreement if such assignee does not perform such obligations and (b) the obligations of the Representative may be delegated pursuant to Section 7.9(a).

Section 8.8            No Third-Party Beneficiaries.

Except as provided in Section 4.18 (with respect to Company Indemnified Parties) and Article 7 or unless otherwise expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.9             Dispute Resolution, Venue, and Governing Law.

Except to the extent a provision of Article 1 of this Agreement is required by Law to be governed by Delaware Law, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in New York County, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Except as may be required under Delaware Law with respect to those provisions of Article 1 that are required to be governed by Delaware Law, each party agrees not to commence any legal proceedings related hereto except in such courts.

Section 8.10           Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11           Privileged Communications; Conflicts.  Communications between the Company and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) or Hogan Lovells US LLP (“Hogan”), in its capacity as special counsel in connection with foreign investment in the United States and export control matters, as applicable, with respect to this Agreement or the transactions contemplated hereby will become the property of the Representative and the securityholders of the Company following the Closing and will not be disclosed by Gunderson or Hogan, as applicable, to Parent or the Company (following the Closing) in any Action relating to a claim between Parent or the Company (following the Closing), on one hand, and the Representative and the securityholders of the Company, on the other hand, without the consent of the Representative; provided that, in the event of any dispute between Parent, the Company (following the Closing) or any of their respective Subsidiaries, on the one hand, and a third party (other than a party to this Agreement), on the other hand, after the Closing, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Gunderson, Hogan, the Representative or any securityholder of the Company to such third party.

Section 8.12          Conflict Waiver.  Notwithstanding that the Company has been represented by Gunderson and Hogan in the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, the Company agrees that after the Closing Gunderson and Hogan may represent the Representative, the Indemnifying Securityholders and/or their affiliates in matters related to this Agreement and the transactions contemplated hereby, including in respect of any indemnification claims pursuant to this Agreement and the transactions contemplated hereby. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, and Representative has executed this Agreement, in each case as of the date first written above.

NOVA MEASURING INSTRUMENTS LTD.

By: /S/ Eitan Oppenhaim
       Name: Eitan Oppenhaim
       Title: Chief Executive Officer

By: /S/ Dror David
      Name: David Dror
      Title: Chief Financial Officer

NEPTUNE ACQUISITION INC.

By: /S/ Eitan Oppenhaim
      Name: Eitan Oppenhaim
      Title: Director

By: /S/ Dror David
      Name: David Dror
      Title: Director

REVERA INCORPORATED

By: /S/ Glyn Davies
      Name: Glyn Davies
      Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Representative

By: /S/ W. Paul Koenig
       Name: W. Paul Koenig
       Title: Managing Director

[Signature page to Agreement and Plan of Merger]